UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant		☒
Filed by a Party other than the Registrant		☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
X	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Summit Hotel Properties, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
X		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐		Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 26, 2021
Dear Fellow Stockholder:

You are cordially invited to attend the 2021 annual meeting of stockholders of Summit Hotel Properties, Inc., a Maryland corporation, to be held on Thursday, May 13, 2021, at 9:00 a.m. Central Time, at the Company's corporate office located at 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738.

The attached proxy statement, accompanied by the notice of annual meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Summit Hotel Properties, Inc. by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible, or authorize a proxy to vote your shares by calling the toll-free telephone number, or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person. We look forward to seeing you at the meeting.

Sincerely,

Jonathan P. Stanner President & Chief Executive Officer

SUMMIT HOTEL PROPERTIES, INC.
13215 BEE CAVE PARKWAY, SUITE B-300
AUSTIN, TEXAS 78738
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2021

The 2021 annual meeting of stockholders of Summit Hotel Properties, Inc., a Maryland corporation, will be held on Thursday, May 13, 2021, at 9:00 a.m., Central Time, at the Company's corporate office located at 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738 for the following purposes:

1. To elect seven directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualify;
2. To consider and vote upon the ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for 2021;
3. To consider and vote upon an advisory (non-binding) resolution on executive compensation;
4. To consider and vote upon an amendment and restatement of the Company's 2011 Equity Incentive Plan; and
5. To transact such other business as may be properly brought before the annual meeting and at any adjournments or postponements thereof.
You may vote if you were a holder of record of our common stock at the close of business on March 5, 2021, the record date.

Whether or not you plan to attend the annual meeting your vote is very important, and the Company encourages you to promptly authorize a proxy to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary

Austin, Texas
March 26, 2021

i

ii

PROXY STATEMENT
2021 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Proxy Solicitation

The Board of Directors (the “Board”) of Summit Hotel Properties, Inc., a Maryland corporation, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for its 2021 annual meeting of stockholders to be held on May 13, 2021, at 9:00 a.m., Central Time, at the Company's corporate office located at 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738 , and at any adjournments or postponements thereof. These materials were first made available to stockholders on March 26, 2021. Unless the context requires otherwise, references in this proxy statement to “Summit,” “we,” “our,” “us” and the “Company” refer to Summit Hotel Properties, Inc., and its consolidated subsidiaries.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice of Internet Availability. Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Summit Contact Information

The mailing address of our principal executive office is 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738, and our main telephone number is (512) 538-2300. We maintain an Internet website at www.shpreit.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
On what am I voting?

You are being asked to consider and vote on the following proposals:

•Election of the seven director nominees named in this proxy statement (Proposal 1);
•Ratification of Ernst & Young, LLP (“EY”) as our independent registered public accounting firm for 2021 (Proposal 2);
•An advisory (non-binding) resolution to approve executive compensation (Proposal 3); and
•Approval of the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan as Amended and Restated ("Amended Equity Plan") (Proposal 4).
Who can vote?

Holders of our common stock as of the close of business on the record date, March 5, 2021, are entitled to vote, either in person or by proxy, at the annual meeting. Each share of our common stock is entitled to one vote. Cumulative voting is not permitted in the election of directors.

How do I vote or authorize a proxy to vote my shares?

By Proxy. Before the annual meeting, you may authorize a proxy to vote your shares in one of the following ways:

•By telephone;
•By Internet; or
•By completing and signing your proxy card and mailing it in time to be received prior to the annual meeting.
The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are included in the Notice of Internet Availability and the proxy card. If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares will be voted according to the choices that you specify.

If you sign and mail your proxy card without marking any choices, your proxy will be voted:

FOR the election of all director nominees named in this proxy statement (Proposal 1);

FOR the ratification of EY as our independent registered public accounting firm for 2021 (Proposal 2);

FOR the approval of an advisory (non-binding) resolution on executive compensation (Proposal 3); and

FOR the approval of the Amended Equity Plan.

We do not expect that any other matters will be brought before the annual meeting. If an issue should arise for vote at the annual meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their discretion.

In Person.   If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and you may attend the annual meeting and vote in person. If your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 5, 2021. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to those shares.

May I change or revoke my vote?

Yes. You may change your vote or revoke your proxy at any time prior to the annual meeting by:

•Notifying our Secretary in writing that you are revoking your proxy;
•Providing another signed proxy that is dated after the proxy you wish to revoke;
•Using the telephone or Internet voting procedures; or
•Attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a duly executed proxy.
Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the annual meeting.

Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of EY as our independent registered public accounting firm for 2021 (Proposal 2) if you do not provide your voting instructions timely, because this matter is considered “routine” under the applicable rules. The other items (Proposals Nos. 1, 3 and 4) are not considered “routine” and therefore may not be voted by your broker without instruction.

What constitutes a quorum?

As of the record date, a total of 105,708,787 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting. To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or authorize a proxy to vote by telephone or on the Internet, your shares will be counted for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What vote is needed to approve the matters submitted?

Election of Directors (Proposal 1).   The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal. The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. For additional information regarding this policy, please see “The Board of Directors and Its Committees — Policy on Voting Regarding Directors.”

Ratification of Appointment of EY (Proposal 2).   The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval on an Advisory (Non-Binding) Resolution on Executive Compensation (Proposal 3).   The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval of the Amended Equity Plan (Proposal 4). The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

We are sending only a single Notice of Internet Availability to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us to reduce costs. We will deliver promptly, upon written request or oral request, a separate copy of the Notice of Internet Availability to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single copy of this document for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies in the future to the following address: Summit Hotel Properties, Inc., Attention: Secretary, 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

PROPOSAL 1:

ELECTION OF DIRECTORS
Introduction

As of March 26, 2021, the Board has seven members. The seven people named below, each of whom currently serves on the Board, have been recommended by the Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2022 annual meeting of stockholders and until their respective successors are duly elected and qualify. The Board has no reason to believe that any of the nominees will be unable, or will decline, to serve if elected. The Board has determined that each director nominee named below, except Mr. Hansen and Mr. Stanner, is independent under applicable SEC and New York Stock Exchange (the “NYSE”) rules.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

The following table sets forth the name, position with the Company and age (as of the annual meeting) of each nominee for election to the Board at the annual meeting:

Board of Director Nominees

Name	Position	Age
Daniel P. Hansen	Executive Chairman	52
Bjorn R. L. Hanson	Independent Director	69
Jeffrey W. Jones	Lead Independent Director and Chair of Audit Committee	59
Kenneth J. Kay	Independent Director and Chair of Compensation Committee	66
Jonathan P. Stanner	President and Chief Executive Officer	40
Thomas W. Storey	Independent Director	64
Hope S. Taitz	Independent Director and Chair of Nominating and Corporate Governance Committee	57

We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that he or she should serve as a director, if elected.

Nominees

Daniel P. Hansen.   Mr. Hansen serves as our Executive Chairman and previously served as President and Chief Executive Officer from the Company's initial public offering in 2011 until January 2021. He has held the additional role of Chairman of the Board since 2016. Mr. Hansen’s service as Executive Chairman provides a critical link with the Chief Executive Officer, management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. Mr. Hansen also provides us with extensive experience in the hospitality industry as well as a capital markets background that assists the Board in analyzing capital raising opportunities and issues. He serves on the Board of the American Hotel & Lodging Association and on advisory councils of multiple hotel brands. Mr. Hansen joined our predecessor, The Summit Group in October of 2003 as Vice President of Investor Relations and was promoted to Chief Development Officer before being appointed President and Chief Financial Officer in 2008. Prior to joining The Summit Group, Mr. Hansen spent 11 years with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, in various leadership positions culminating as a Vice President and Regional Sales Manager in the Texas Mid-South Region, which included Texas, Louisiana, Arkansas and Oklahoma. Mr. Hansen graduated from South Dakota State University with a B.A. in Economics.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hansen should serve as a director, if elected, because he currently serves as our Executive Chairman and provides a depth of understanding of the Company from both management's and the Board's perspective. Mr. Hansen also provides us with extensive experience in the hospitality industry as well as a capital markets background that assists the Board in analyzing capital raising opportunities and issues.

Bjorn R. L. Hanson.   Dr. Hanson has been a member of the Board since February 2011. Dr. Hanson served as our Lead Independent Director from June 2015 to January 2017, chaired the Audit Committee from December 2013 to June 2015 and chaired the Nominating and Corporate Governance Committee from May 2016 to May 2020. Dr. Hanson’s career has been in the hospitality industry. He founded the hospitality, sports, convention and leisure practices and held various positions at PricewaterhouseCoopers and Coopers & Lybrand, including National Industry Chairman for the Hospitality Industries, National Service Line Director for Hospitality Consulting, National Industry Chairman for Real Estate, Real Estate Service Line Director and National Director of Appraisal Services. Additionally, he served on PricewaterhouseCooper’s U.S. leadership committee and global financial advisory services management committee. Dr. Hanson was also managing director with two Wall Street firms, Kidder, Peabody & Co. and PaineWebber Inc., for which he led banking and research departments for lodging and gaming. He joined the New York University in 2008 as a clinical professor teaching in the Tisch Center for graduate and undergraduate hospitality and tourism programs. In 2010, he was appointed as the NYU divisional dean of that program and in 2012 was appointed co-interim dean of one of NYU’s 18 schools and colleges. He is now Adjunct Clinical Professor. Dr. Hanson is an active lodging consultant, including as an expert witness and researcher, and is the Executive Vice President of 795 Fifth Avenue Corporation, the entity that owns The Pierre, A Taj Hotel, New York. Dr. Hanson received a B.S. from Cornell University School of Hotel Administration, an M.B.A. from Fordham University and a Ph.D. from New York University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Dr. Hanson should serve as a director, if elected, because he brings a wide range of experience in consulting and investment banking in the hospitality industry to the Board. He also brings research and quantitative analysis perspectives on the hospitality and tourism industries, which enhances the ability of the Board to analyze macroeconomic issues and trends relevant to our business. Finally, Dr. Hanson’s leadership roles in market trend analysis, economic analysis and financial analysis specific to our industry provide the Board with additional depth in analyzing financial reporting issues faced by companies similar to ours.

Jeffrey W. Jones.    Mr. Jones has been a member of the Board since July 2014 and currently serves as Lead Independent Director and chair of the Audit Committee. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the Board of Directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones also served as President - Lodging, Retail and Real Estate. Mr. Jones is also currently Chairman of the Board of Directors, chairs the audit committee and is a member of the compensation committee for Noodles & Company (NASDAQ: NDLS), a publicly held fast-casual restaurant chain. Mr. Jones also serves on the Board of Directors, is the Lead Independent Director, chairs the audit and finance committee and is a member of the compensation committee of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. Mr. Jones also serves on the Board of Directors of ClubCorp, a privately held hospitality company. Mr. Jones also serves on the Board of Directors and chairs the Audit Committee of Empower LTD (NYSE: EMPW), a publicly held SPAC focused on consumer space. He is also a member of the US Bank Advisory Board and is a member of the Board of the Leeds School of Business, University of Colorado Boulder. Prior to joining Vail Resorts, Inc., Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst College n/k/a Mercyhurst University and is a member of the American Institute of Certified Public Accountants (AICPA).

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Jones should serve as a director, if elected, because of his significant management, financial, hospitality industry and mergers and acquisition experience and expertise, which he has acquired through his fifteen years as a chief financial officer, including ten years as chief financial officer and four years as a director, as well as president of lodging, retail and real estate, of a publicly held resort management company. In addition, Mr. Jones’s other experience in leadership roles as a corporate board director and audit committee member and chair provides the Board with perspective into corporate governance best practices.

Kenneth J. Kay.    Mr. Kay has been a member of the Board since July 2014 and currently serves as chair of the Compensation Committee. Mr. Kay is currently the Chief Financial Officer and a member of the Office of the CEO of MGM Holdings, Inc. (the parent company of Metro-Goldwyn-Mayer, Inc.), a leading entertainment company focused on the production and global distribution of film and television content. Mr. Kay is also a Managing Director of Raven LLC, an investment and advisory services firm located in Las Vegas, Nevada, a position he has held since co-founding the firm in 2012. Raven LLC provides debt and equity capital and management consulting and advisory services to small and medium sized businesses. Previously, Mr. Kay held the position of Chief Financial Officer of Las Vegas Sands Corp. (“Las Vegas Sands”) (NYSE: LVS) from December 2008 to July 2013, where he was responsible for all worldwide financial, planning, procurement, technology and risk aspects of the company. Prior to working for Las Vegas Sands, Mr. Kay was Senior Executive Vice President and Chief Financial Officer of CB Richard Ellis Group, Inc. (“CBRE”) (NYSE: CBG), a global commercial real estate services firm, from June 2002 to December 2008. Mr. Kay began his career with PricewaterhouseCoopers, primarily focusing his efforts on large, publicly owned multinational companies. After leaving public accounting, his career included senior financial and operational roles at Ameron International, Systemed Inc., Universal Studios and, just prior to CBRE, as Chief Financial Officer of Dole Food Company, Inc. (formerly NYSE: DOLE). Mr. Kay is a member of the Board of Governors of Cedars Sinai Medical Center and The Board of Advisors of the USC Leventhal School of Accounting. Mr. Kay received a B.S. degree in accounting and an M.B.A. degree from the University of Southern California. Mr. Kay is a Chartered Global Management Accountant, a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Kay should serve as a director, if elected, because of his professional background and experience, education, Fortune 500 senior-executive level positions in real estate and hospitality and his extensive finance, accounting, operational and mergers and acquisitions experience and expertise.

Jonathan P. Stanner. Mr. Stanner serves as our President and Chief Executive Officer. He was appointed President, Chief Executive Officer and to the Board effective January 15, 2021. Mr. Stanner's service as President and Chief Executive Officer provides a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management's perspectives on the business. Mr. Stanner served as our Executive Vice President, Chief Financial Officer and Treasurer from March, 2018 to January, 2021. Mr. Stanner served as Executive Vice President and Chief Investment Officer from April 2017 to March 2018. Prior to joining the Company, Mr. Stanner served as Chief Executive Officer of Strategic Hotels & Resorts, Inc. ("Strategic Hotels"), which was publicly traded until being sold to an affiliate of The Blackstone Group L.P. in December 2015. Mr. Stanner held increasingly senior positions with Strategic Hotels during his tenure, including Director of Corporate Finance, Senior Vice President - Capital Markets, Acquisitions, Treasurer and Chief Financial Officer. Prior to joining Strategic Hotels, Mr. Stanner was an investment banking analyst with Banc of America Securities. Mr. Stanner earned a Bachelor of Science in Management and a Master of Business Administration, both from the Krannert School of Management at Purdue University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Stanner should serve as a director, if elected, because he currently serves as our President and Chief Executive Officer and provides a critical link between the executive management team, which is responsible for the day-to-day management of the Company and the Board. We believe his service as a director enables the Board to perform its oversight function with the benefits of management's perspectives on our business.

Thomas W. Storey.   Mr. Storey has been a member of the Board since February 2011. Mr. Storey served as our Non-Executive Chairman of the Board from July 2015 until January 2017 and chaired the Nominating and Corporate Governance Committee from December 2013 to May 2016. Mr. Storey has worked in the hospitality industry for more than 30 years. From 1999 to 2013 he was employed by Fairmont Raffles Hotels International (“FRHI”), a leading global hotel company with over 125 hotels worldwide under the Fairmont, Raffles and Swissôtel brands, in various roles including; President Fairmont Hotels and Resorts, Executive Vice President, Business Strategy and Executive Vice President, Global Development. From 1984 to 1999, Mr. Storey worked for multiple hospitality companies in an executive capacity including Marriott Hotels and Resorts, Doubletree Hotels, Promus Hotels and Radisson Hotels, International. Mr. Storey has been a member of various hospitality industry organizations, including the American Hotel & Lodging Association, the Travel Industry Association of America, and Professional Conference and Meeting Planners. He previously served on multiple public and private boards including Candlewood Hotels, Legacy Hotels Real Estate Investment Trust, Travelclick, LLC and the Wall Street Institute. Mr. Storey received a B.A. in economics from Bates College and an M.B.A. from the Johnson School at Cornell University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Storey should serve as a director, if elected, because he provides the Board with strategic vision specific to the hospitality industry. In addition, Mr. Storey has substantial leadership experience in the hospitality industry, including as Executive Vice President, Business Strategy of FRHI, where Mr. Storey was instrumental in helping lead that company through various lodging cycles. The Board expects Mr. Storey’s experience in analyzing and reacting to changing conditions in the hospitality industry will serve the Board. The Board also expects Mr. Storey’s operations experience with FRHI will help him provide valuable insights to the Board. Mr. Storey also possesses particular expertise in business travel, an important aspect of our business.

Hope S. Taitz.   Ms. Taitz has been a member of the Board since July 2017 and currently serves as chair of the Nominating and Corporate Governance Committee. Ms. Taitz is currently the CEO of ELY Capital and CEO of Aequi Acquisition Corp and invests in and advises innovative companies in media, technology and the consumer industries. Prior to ELY, Ms. Taitz was the founder of Catalyst Partners, an investment management firm. After graduating with honors from the University of Pennsylvania majoring in economics and concentrating in marketing, Ms. Taitz began her investment banking career as a mergers and acquisitions analyst at Drexel Burnham Lambert, first as an analyst and then as an associate. Ms. Taitz continued as a Vice President at The Argosy Group (now part of CIBC) and a Managing Director at Crystal Asset Management. Ms. Taitz

currently sits on the Boards of Athene Holding Ltd. (“ATH”) and MidCap Finco Holdings Limited, and previously served on the Boards of Apollo Residential Mortgage, Inc. (“AMTG”), Diamond Resorts, International Inc. (“DRII”), Greenlight Capital RE, Ltd. ("GLRE") as well as Lumenis Ltd. (“LMNS”). On the not for profit side, Ms. Taitz focuses on education and is an advocate for STEM. Originally sitting on the Board of Girls Who Code, she now is a board member on The New York City Foundation for Computer Science working on CS4All and the 2025 STEM Initiative. Ms. Taitz is also a founding board member of YRFDarca, a member of the Wharton School Undergraduate Executive Board as well as an emeritus board member of Pencils of Promise.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Taitz should serve as a director, if elected, because of her professional background, experience, education and insight into public markets. Her breadth of experience in the investment banking marketplace and board service at both the public and private levels brings unique perspective to our Board and makes Ms. Taitz well suited to serve on the Board.

Named Executive Officers

Daniel P. Hansen.   Information regarding Daniel P. Hansen is described above under “Nominees.”

Craig J. Aniszewski, 58.  Mr. Aniszewski has served as our Executive Vice President and Chief Operating Officer since our formation in June 2010. Mr. Aniszewski joined The Summit Group in January 1997 as Vice President of Operations and Development. He became the Executive Vice President and Chief Operating Officer of The Summit Group in 2007 and was a member of the Board of Managers of our predecessor from January 2004 until February 2011. Mr. Aniszewski currently serves on the Owner’s Advisory Board for Hilton Garden Inn and previously served on Intercontinental Hotel Group’s IH4 Room Owner’s Advisory Board from 2016-2017 and on the Franchise Advisory Committee for Fairfield Inn by Marriott. Mr. Aniszewski joined The Summit Group following 13 years with Marriott International, Inc., where he held sales and operations positions in full-service convention and resort hotels. During his career with Marriott, he also worked in the select-service sector, holding various positions which included the Director of Sales and General Manager for Residence Inn by Marriott and Courtyard by Marriott-branded hotels located in Florida, New York, Connecticut, Pennsylvania, Maryland and North Carolina. Mr. Aniszewski received a B.S. in Criminal Justice with minors in Business and Psychology from the University of Dayton.

Jonathan P. Stanner.  Information regarding Jonathan P. Stanner is described above under "Nominees."

Paul Ruiz, 55. Mr. Ruiz has served as Summit’s Senior Vice President and Chief Accounting Officer since April 2014. Mr. Ruiz also served as the Company’s interim Chief Financial Officer from May 2014 to October 2014. Prior to joining the Company, Mr. Ruiz served in senior executive roles for companies in a variety of industries, including real estate and technology. From April 2013 to April 2014, he served as a consulting chief financial officer for Bridgepoint Consulting, a financial consulting firm in Austin, Texas. From February 2011 to April 2013, Mr. Ruiz was the Senior Director of Global Corporate Accounting for Freescale Semiconductor, Inc. n/k/a NXP Semiconductors N.V (NASDAQ: NXPI), a global semiconductor manufacturer. From April 2008 to January 2011, Mr. Ruiz was the Chief Financial Officer at Sensortran, Inc. (now part of Halliburton, Inc. - NYSE: HAL), a fiber-optics based technology company in Austin, Texas. He began his career with Pricewaterhouse Coopers where he was an audit manager, providing audit and business advisory services to entrepreneurial, rapidly growing and Fortune 500 companies. Mr. Ruiz graduated with highest honors from the University of Texas at Austin with a Bachelor of Business Administration in Accounting and earned his MBA from Baylor University. He is a Certified Public Accountant.
Christopher R. Eng, 50.  Mr. Eng has served as our Vice President, General Counsel and Secretary since our formation in June 2010. He was appointed Senior Vice President and Chief Risk Officer in May 2014, in addition to his roles as General Counsel and Secretary. In March 2016, he was appointed Executive Vice President in addition to his roles as General Counsel, Chief Risk Officer and Secretary. Mr. Eng was appointed Vice President, General Counsel and Secretary of The Summit Group and our predecessor in 2004. Mr. Eng was responsible for The Summit Group’s legal affairs and for guiding its corporate compliance, focusing on real estate acquisitions and dispositions, franchise licensing, corporate insurance coverage, corporate governance and securities industry regulatory compliance. Prior to joining The Summit Group, Mr. Eng was an Assistant Vice President and Trust Officer for The First National Bank in Sioux Falls. Mr. Eng received B.A. degrees in history and English from Augustana College n/k/a Augustana University (S.D.) and a J.D. degree from the University of Denver College of Law.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG, LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
THE COMPANY FOR 2021

Our Audit Committee selected the accounting firm of EY to serve as the Company’s independent registered public accounting firm for 2021. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of EY for ratification by stockholders as a matter of good corporate practice. EY has served as the Company’s independent registered public accounting firm since March 2013. An EY representative will be present at the annual meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EY AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2021.

PROPOSAL 3:
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution. The Board intends to hold an advisory (non-binding) vote on the compensation of our named executive officers each year.

This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with SEC rules.

As described in detail under the heading “Compensation Discussion and Analysis” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation program is designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual objectives, long-term and strategic objectives and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs.

Accordingly, we are asking our stockholders to approve, in an advisory (non-binding) vote, the following resolution in respect of this Proposal 3:

“RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION ON THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4:
AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

Background to the Proposal

The Company currently has in effect the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan As Amended and Restated Effective June 15, 2015 ("Equity Plan"). The Equity Plan was originally established at the time of the Company's initial public offering in 2011 and amended in 2015 by stockholder approval at the Company's 2015 annual meeting of stockholders. The Equity Plan authorizes the grant of options to purchase shares of common stock, stock awards, stock appreciation rights ("SARs"), incentive awards, performance units and other equity-based awards.

As amended in 2015, the Equity Plan authorized the issuance of up to 3,500,000 shares of common stock pursuant to the grant or exercise of awards. As of December 31, 2020, approximately 1,286,883 shares of common stock (approximately 956,347 shares of common stock as of March 25, 2021) remain available for issuance under the Equity Plan.

The Board believes that the Equity Plan has benefited the Company by (i) assisting in recruiting and retaining the services of individuals with ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and (iii) aligning the interests of those persons with the interests of the Company and its stockholders. The Board determined that it is in the best interests of the Company and its stockholders to increase the number of shares of common stock that may be issued under the Equity Plan and to make other changes to the Equity Plan to continue the ability to provide incentive compensation opportunities available under the Equity Plan. Accordingly, the Board has adopted the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan as Amended and Restated Effective May 13, 2021 ("Amended Equity Plan"), subject to the approval of stockholders.

If approved by our stockholders, the Amended Equity Plan would, among other things:

•Amend the number of authorized shares to provide that the maximum aggregate number of shares of common stock that may be issued under awards granted pursuant to the Amended Equity Plan is 3,956,347 shares, an increase of 3,000,000 shares.
•Extend the term of the Amended Equity Plan to March 22, 2031.
•Remove certain provisions which were otherwise required for awards to qualify as performance-based compensation under an exception to Section 162(m) of the Internal Revenue Code of 1986, as amended prior to its repeal.
•To provide that shares of common stock tendered or withheld to satisfy tax withholding obligations on awards other than options and SARs will be available for future grants.
•Expand upon the prohibition of repricing of stock appreciation rights to specifically include replacement or new options in the prohibition without stockholder approval,

The material amendments and features of the Amended Equity Plan are summarized below. A copy of the Amended Equity Plan is included as Appendix A to this proxy statement. The summary below is qualified in its entirety by reference to the text of the Amended Equity Plan.

Material Terms Included in the Amended Equity Plan

Share Authorization

The Amended Equity Plan provides that up to 3,956,347 shares of common stock may be issued pursuant to awards granted on and after June 15, 2015 (the effective date of the Equity Plan).

Extension of Termination Date

Unless terminated earlier pursuant to the terms of the Amended Equity Plan, the Amended Equity Plan will expire on March 22, 2031. Upon termination, the Amended Equity Plan will continue to govern outstanding awards.

Removal of Provisions Related to Section 162(m) of the Internal Revenue Code

Prior to the enactment of the Tax Cuts and Jobs Act (the "TCJ Act"), an exception to Code Section 162(m) allowed performance-based compensation that met certain requirements to be tax deductible without regard to the deduction limits imposed by Code Section 162(m). This performance-based compensation exception was repealed as part of the TCJ Act. The Amended Equity Plan removes certain provisions which were otherwise required for awards to qualify as performance-based compensation under this exception prior to its repeal.

Repricing Prohibition Expansion

Expanding on the existing repricing prohibition of stock appreciation rights to specifically include replacement of new options in the prohibition.

Summary of Key Equity Compensation Plan Data

Share Usage

The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based equity awards earned under the Company’s Equity Plan over each of the last three fiscal years.

	2020	2019	2018
Stock Options/SARs Granted	—	—	—
Stock Settled, Time-Vested Restricted Stock Granted	299,562	235,407	185,930
Stock-Settled Performance Shares Earned	—	89,097	309,010
Stock Granted to Independent Directors*	93,810	40,455	37,673
Weighed-Average Basic Shares of Common Stock Outstanding	104,141,000	103,887,000	103,623,000	3-Year Average
Share Usage Rate	0.4%	0.4%	0.5%	0.4%
*Stock grant totals based on $100,000 annual equity grant compensation. Share counts calculated using the ten day trailing VWAP of our common stock prior to the date of computation, which normally varies.

With respect to performance units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance units granted during the foregoing 3-year period at target level of performance were as follows: 243,303 shares in 2018; 302,327 shares in 2019; and 376,609 shares in 2020.

Overhang as of March 10, 2021

The following table sets forth certain information as of March 10, 2021, unless otherwise noted, with respect to the Company’s Equity Plan (and no outstanding awards have been granted outside of stockholder approved plans).

Stock Options/SARs Outstanding	—
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	N/A
Weighted-Average Remaining Term of Outstanding Stock Options/SARs	N/A
Total Stock-Settled Full-Value Awards Outstanding	1,659,239
Proposed Share Reserve Under the Amended Equity Plan*	3,956,347
Shares of Common Stock Outstanding as of March 10, 2021	104,615,087
*Amount includes 3,000,000 new shares plus 956,347 of available shares under our current Equity Plan as of March 10, 2021.

Dilution and Expected Duration

The Board recognizes the effect of dilution on our stockholders and has evaluated the proposed share reserve under the Amended Equity Plan carefully in the context of our need to attract and retain talented employees, executives and directors and to motivate and reward key personnel for achieving our business objectives and strategic priorities. The total fully diluted overhang as of March 10, 2021, assuming that the entire share reserve is granted in full-value awards only, would be 5.38%. The Company’s historical practice has been to grant full-value awards only. In this context, fully diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic shares of common stock outstanding, with all data effective March 10, 2021. The Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic priorities.

We expect that the proposed share reserve under the Amended Equity Plan will provide an adequate number of shares of common stock to fund our equity compensation needs for approximately five years. Expectations regarding future share usage could be affected by a number of factors such as hiring and promotion, particularly at the executive level, the rate at which shares are returned to the Amended Equity Plan under permitted add backs, the future performance of our stock price, and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations. If our stockholders do not approve the adoption of the Amended Equity Plan, our future ability to issue equity-based compensation would be materially limited, which we believe would place us at a significant competitive disadvantage.

The Compensation Committee retained FW Cook, its independent consultant, to assist in the design of the Amended Equity Plan and the determination of the number of shares of common stock available for issuance under the plan. FW Cook reviewed, among other things, the terms of the Amended Equity Plan, potential dilution, potential burn rate and our historical grant practices. Based on its analysis, FW Cook expressed its support for the Amended Equity Plan, including the number of shares of common stock available for issuance under the plan.

Summary of the Material Terms of the Amended Equity Plan.

Administration of the Amended Equity Plan
The Amended Equity Plan is administered by the Compensation Committee, except that the Amended Equity Plan will be administered by our Board with respect to awards made to directors who are not employees.

Eligibility
All of our employees and employees of our subsidiaries and affiliates, and employees of our operating partnership, are eligible to receive grants under the Amended Equity Plan. In addition, our independent directors and individuals who perform services for us and our subsidiaries and affiliates, including individuals who perform services for our operating partnership, may receive grants under the Amended Equity Plan. No participant may be granted awards of any combination in any calendar year with respect to, or covering, more than 750,000 shares of common stock or LTIP Units. No participant who is a non-employee director may be granted awards of any combination in any calendar year with respect to, or covering, more than 100,000 shares of common stock or LTIP Units.

Share Authorization
The number of shares of common stock authorized to be issued under the Amended Equity Plan pursuant to awards granted after June 15, 2015 is 3,956,347 shares. In connection with stock splits, dividends, recapitalizations and certain other events, our Board may make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the Amended Equity Plan and the terms of outstanding awards. If any options or stock appreciation rights terminate, expire or are canceled, forfeited, settled entirely in cash, exchanged or surrendered without having been exercised or paid or if any stock awards, performance units, incentive awards or other equity-based awards are forfeited, the shares of common stock subject to such awards will again be available for purposes of the Amended Equity Plan. The Amended Equity Plan provides that shares of common stock tendered or withheld for tax withholding on awards other than options and SARs are available for future grants under the Amended Equity Plan. If shares of common stock are issued in settlement of a stock appreciation right, the number of shares available for issuance under the Amended Equity Plan shall be reduced by the number of shares for which the stock appreciation right was exercised rather than the number of shares of common stock issued upon the exercise of the award. The Amended Equity Plan provides that shares purchased with the proceeds of an option exercise and shares that are not issued in the net settlement of an option or SAR will not be available for future grants under the Amended Equity Plan.

Options
The Amended Equity Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the shares of common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”). Without the approval of stockholders, the price per share of an outstanding option may not be reduced and no payment may be made to cancel an outstanding option if on the date of such amendment, cancellation, replacement grant or payment, the option exceeds the fair market value of shares of our common stock. Except for options granted to a non-employee director or in the event of a change in control, stock options shall not be fully exercisable before the third anniversary of the date of the grant unless the stock option will become exercisable on account of the achievement of performance objectives, including objectives stated with respect to one or more performance goals described below, in which case the option shall not be fully exercisable before the first anniversary of the date of the grant.

Stock Awards
The Amended Equity Plan also provides for the grant of stock awards. A stock award is an award of shares of common stock that will be subject to restrictions on transferability and other restrictions as the Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Compensation Committee may determine. Except for awards granted to a non-employee director or in the event of a change in control, a stock award shall not become non-forfeitable in its entirety before the third anniversary of the date of grant unless the stock award will become non-forfeitable on account of the achievement of performance objectives, including objectives stated with respect to one or more performance goals, in which case the stock award shall not be entirely non-forfeitable before the first anniversary of the date of grant. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that if the stock award does not vest solely on account of continued employment or service, any dividends payable on the shares will be accumulated and paid to the participant when, and only to the extent that, the underlying stock award is earned and becomes vested. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) the company will retain custody of the certificates and (iii) a participant must deliver a stock power to the company for each stock award.

Stock Appreciation Rights
The Amended Equity Plan authorizes the grant of stock appreciation right. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the compensation committee. Stock appreciation rights may be granted in tandem with an option grant or as independents grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted in tandem with an incentive share option awarded to a “ten percent stockholder.” Without the approval of shareholders, the initial value of an outstanding stock appreciate right may not be reduced and no payment may be made to cancel an outstanding stock appreciate right if on the date of such amendment, cancellation, new grant or payment, the initial value of the stock appreciation right exceeds the fair market value of our common stock. Except for awards to a non-employee director or in the event of a change in control, a stock appreciate right shall not be fully exercisable before the third anniversary of the date of grant unless the right will become exercisable on account of the achievement of performance objectives, including objectives stated with respect to one or more performance goals, in which case the right shall not be fully exercisable before the first anniversary of the date of grant.

Performance Units
The Amended Equity Plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount stated with reference to a specific or determinable number of shares of common stock, if performance objectives are met. The Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Except for performance units granted to a non-employee director or in the event of a change in control, an award of performance units shall not be earned in its entirety before the first anniversary of the date of grant. If the performance goals are met, performance units will be paid in cash, shares of common stock or a combination thereof.

Other Equity-Based Awards; LTIP Units
The Compensation Committee may grant other types of stock-based awards as other equity-based awards under the Amended Equity Plan, including long-term incentive plan, or LTIP, units. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, as determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee. Except for awards made to non-employee directors or in the event of a change in control, other equity-based awards shall not become non-forfeitable in their entirety before the third anniversary of the date of grant unless the other equity-based award will become non-forfeitable on account of the achievement of performance objectives, including performance objectives stated with respect to one or more performance goals, in which case the other equity-based award shall not become non-forfeitable in its entirety before the first anniversary of the date of grant.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the Amended Equity Plan, reducing the plan’s share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as OP units, which distributions will generally equal per share distributions on our shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards that have time-based vesting, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in our operating partnership’s valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

Incentive Awards
The Amended Equity Plan also permits the grant of incentive awards. An incentive award represents the right to earn a payment upon the terms and conditions prescribed by the Compensation Committee. No participant may receive payments under incentive awards in any calendar year that exceed $5,000,000. The terms and conditions will provide that the incentive award will be earned only if performance objectives, including performance objectives stated with respect to one or more of the performance goals described below, are achieved. The period in which the performance will be measured will be at least one year. If an incentive award is earned, the amount payable will be paid in cash, shares of common stock or a combination thereof.

Dividend Equivalents
The Compensation Committee may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents afford the participant the right, subject to the terms and conditions prescribed by the Compensation Committee, to receive (or have credited) cash, shares or other property in amounts equivalent to the cash, shares or other property dividends declared on shares of common stock with respect to specified Performance Units or units denominated in shares of common stock or other Company securities subject to an Other Equity-Based Award, as determined by the Compensation Committee, in its sole discretion. Dividend equivalents payable on a Performance Unit award or units denominated in shares of Common Stock or other Company securities subject to an Other Equity-Based Award that does not become non-forfeitable solely on the basis of continued employment or service shall be accumulated and distributed, without interest, only when, and to the extent that, the underlying award is vested or earned. The Committee may provide that dividend equivalents (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

Change in Control
If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, stock appreciation rights, stock awards, performance units, or other equity-based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee may also provide that, unless assumed or replaced, all outstanding options and stock appreciation rights will be fully exercisable on the change in control, restrictions and conditions on outstanding stock awards will lapse upon the change in control and performance units or other equity-based awards will become earned in their entirety. The Compensation Committee may also provide that, unless the award is assumed or replaced, participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, and other equity based awards in exchange for a payment, in cash or our shares of common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, a change of control under the Amended 2011 Plan occurs if:
•a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;
•we merge into another entity unless the holders of our voting securities immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;
•we sell or dispose of all or substantially all of our assets;
•we are liquidated or dissolved; or
•during any period of two consecutive years individuals who, at the beginning of such period, constitute our Board together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our Board.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the Amended Equity Plan could be treated as parachute payments. In that event, the Amended Equity Plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under the Amended 2011 Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits. The Amended Equity Plan also provides that these provisions do not apply to a participant who has an agreement with us providing that the individual cannot receive parachute payments that exceed the safe harbor amount.

Amendment; Termination
The Board may amend or terminate the Amended Equity Plan from time to time; provided, however, that no amendment may become effective until stockholder approval is obtained if (i) the amendment materially increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) the amendment materially increases the benefits accruing to participants, (iii) the amendment materially changes the class of individuals eligible to become participants or (iv) the amendment is required to be approved by stockholders by the requirements of applicable law or under the New York Stock Exchange’s stockholder approval rules. For the avoidance of doubt, the Board may not without the approval of stockholders (a) reduce the option price per share of an outstanding option or the initial value of an outstanding stock appreciation right, (b) cancel an outstanding option or outstanding stock appreciation right when the option price or initial value, as applicable, exceeds the fair market value of our common stock or (c) take any other action with respect to an outstanding option or an outstanding stock appreciation right that may be treated as a re-pricing of the award under the rules and regulations of the New York Stock Exchange. No amendment shall, without a participant’s consent, adversely affect any rights of such participant under any outstanding award of performance shares, or under any stock award, option or stock appreciation right outstanding at the time such amendment is made.

Federal Income Tax Consequences
The following is a general summary of the current federal income tax treatment of stock options granted under the Amended Equity Plan, based upon the current provisions of the Code and regulations promulgated thereunder.

Incentive Stock Options. An optionholder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock. Optionholders who neither dispose of their shares within two years following the grant of the incentive stock option nor within one year following its exercise will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the exercise price of the option. If an optionholder satisfies the holding periods, the Company will not be entitled to any federal income tax deduction with respect to the option. If an optionholder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “Disqualifying Disposition”), the difference between the fair market value of the shares on the exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. In the event of a Disqualifying Disposition the Company may claim a federal income tax deduction equal to the amount of ordinary income recognized by the optionholder.

Nonqualified Stock Options. Options not designated or qualifying as incentive stock options will be nonqualified stock options. An optionholder generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionholder normally recognizes ordinary income in the amount of the excess of the fair market value of the shares on the exercise date over the option exercise price. If the optionholder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired under a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to our Company with respect to the grant of a nonqualified stock option or the sale of the shares acquired pursuant to such grant. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionholder as a result of the exercise of a nonqualified stock option.

New Plan Benefits
The Company is unable to estimate or describe the awards that may be granted under the Amended Equity Plan (if the amendment is approved by the stockholders) because the Compensation Committee or the Board, in their sole discretion, will determine the awards that may be granted during the term of the Amended Equity Plan.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE SUMMIT HOTEL PROPERTIES, INC. 2011 EQUITY INCENTIVE PLAN AS AMENDED AND RESTATED.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board oversees our management and our Company’s business for the benefit of our stockholders in order to enhance long-term stockholder value. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended by the Board to enhance our corporate governance principles. A current copy of the Corporate Governance Guidelines can be found under “Investors — Corporate Overview — Governance Documents” on our website at www.shpreit.com.

The Board has also adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees. The purpose of the Code of Ethics is to promote honest and ethical conduct and to promote compliance with all applicable rules and regulations that apply to our Company and our directors, officers and employees. A current copy of the Code of Ethics can be found under “Investors — Corporate Overview — Governance Documents” on our website at www.shpreit.com. Any waiver of the Code of Ethics with respect to our executive officers or directors may be made only by the Board or one of our Board’s committees and will be posted timely on our website.

Our Company was built on relationships with investors, lenders, investment banks, franchise brand companies and with our third party management companies. Management strives to operate our Company with passion, integrity and excellence. We are committed to being open and transparent about our business practices and performance and remaining accountable for our conduct. We are also committed to our stockholders to create long-term value. We follow through on our commitment to stockholders by implementing what we believe are sound corporate governance practices.

Stockholder Right to Amend Bylaws

Stockholders of the Company have the right to amend certain Articles of the Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal properly submitted to the stockholders for approval at a duly called annual or special meeting of stockholders by any stockholder that satisfies the ownership requirements specified in Rule 14(a)-8 under the Exchange Act of 1934, as amended.

Corporate Responsibility Program

We formally established our Corporate Responsibility Program ("CRP") in 2017 as part of our ongoing commitment to be more inclusive, equitable and sustainable. We believe that the goals and efforts established under our CRP are an important part of our core responsibilities to create a more inclusive, equitable and sustainable world. Our CRP is designed to help our stockholders better understand our commitment and efforts regarding environmental stewardship, social responsibility, governance and resilience. The Company's Nominating and Corporate Governance Committee provides oversight and direction to management on the reporting and goals contained in our CRP. We have based our goals using the United Nations Sustainable Development Goals as a guide with a focus on those that best align with our business. Since the establishment of our CRP, we have built upon our sustainability objectives, from tracking metrics related to our consumption, waste, recycling and greenhouse gas emissions, to setting measurable, science-based reduction targets for energy, water and carbon. We are working to improve the efficiency of our buildings and promote sustainable operations through our energy management program. We also formed a 501(c)(3) nonprofit organization to support our community and social programs. We are pleased with the significant progress that we have made with our CRP and look forward to continuing to build on our accomplishments. A current copy of our Corporate Responsibility Report can be found under “Responsibility — About — Download Corporate Responsibility Report” on our website at www.shpreit.com.

Stock Ownership Guidelines

Based on current corporate governance standards, the Board believes all non-employee directors and certain key executive officers should own a meaningful equity interest in our Company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, the Board has adopted stock ownership guidelines for key executive officers and all non-employee directors.

For purposes of these guidelines, the term “Company common stock” includes, in addition to shares of our common stock, (a) any class of equity securities issued by our operating partnership, Summit Hotel OP, LP (the “Operating Partnership”), that are redeemable for shares of our common stock, whether held directly or indirectly, or by or for the benefit of, immediate family members, and (b) vested and unvested restricted shares of common stock, but excludes (x) stock options, whether exercisable or unexercisable, (y) unearned performance-based restricted stock and (z) warrants and all other forms of derivative securities.

The Board reviews the minimum equity holdings guidelines for executive officers on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices and continue to promote the alignment of executive and stockholder interests.

Over time, certain key executive officers are required to hold Company common stock with a value equal to a multiple of their then-current base salary. The equity ownership value for each of these executive officers will be calculated by multiplying the number of shares of Company common stock owned by the ten trading day trailing volume weighted average price (“VWAP”) of our common stock prior to the date of computation, typically at the end of the fiscal year. The executive officers named in the table below, except Mr. Stanner because he was appointed President and Chief Executive Officer effective January 15, 2021, currently hold stock with values at the required level. Mr. Stanner will have until January 15, 2026 to achieve stock ownership at the required level. The equity ownership requirements for our key executive officers are as follows:

Name	Multiple of Base Salary
Daniel P. Hansen, Executive Chairman	6x
Jonathan P. Stanner, President and Chief Executive Officer	6x
Craig J. Aniszewski, EVP & Chief Operating Officer	2x
Christopher Eng, EVP, General Counsel & Chief Risk Officer	1x
Paul Ruiz, SVP & Chief Accounting Officer	1x

Each non-employee director is required to hold a number of shares of Company common stock equal to five times his or her annual cash retainer. The equity ownership value for each non-employee director will be calculated by multiplying the number of shares of Company common stock owned by the ten trading day trailing VWAP of our common stock prior to the date of computation, typically at the end of the fiscal year. Until such time as the required ownership level is achieved, each non-employee director is required to retain at least fifty percent (50%) of the net after-tax profit shares from vesting of equity awards. The Board reviews the minimum equity holdings guidelines for non-employee directors on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices.

Board of Directors Structure

•All of our directors must be elected annually by majority vote standard.
•Our directors are subject to a director resignation policy as part of our policy on voting procedures with respect to the election of directors in uncontested elections.
•Seventy-one percent (71%) of our directors are independent.
•Fourteen percent (14%) of our directors are female.
•All members of the three standing committees of the Board are independent.
•Our independent directors meet regularly without the presence of any of our officers or employees.
•Our independent directors designate an independent, non-employee director to serve as our Lead Independent Director.
Stockholders Engagement and Investor Outreach Program

The Board is highly engaged in the Company's strategic planning and performance. To that end, building and maintaining long-term relationships with our stockholders is a core goal of the Company. Both management and the Board believe that stockholder engagement is a year-round priority and are committed to both proactive and reactive engagement. Management frequently conducts calls, holds meetings or conducts property tours with our large stockholders. In doing so, we provide a forum for discussions and feedback regarding the long-term value creation strategy of the Company. In 2020, management engaged with a majority of our 50 largest institutional stockholders. These and other engagements prove invaluable as a way to promote two-way communication with our stockholders regarding the Company's strategic vision for value creation, confirming the value of our stockholder-friendly governance structures and our approach to corporate responsibility.

Anti-Hedging and Anti-Pledging Policies

The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors and executive officers are prohibited from engaging in any hedging or monetization transactions involving securities issued by us or our Operating Partnership. With respect to pledging, directors and executive officers are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan. An exception to this anti-pledging policy may be granted if a director or executive officer desires to pledge securities issued by us or our Operating Partnership as collateral for a loan other than margin debt and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any permitted pledge of securities must be pre-approved by our General Counsel. No director or executive officer has pledged securities as collateral for a loan.

Compensation Clawback Policy

The Board has adopted a compensation clawback policy that contains terms to ensure that executives are not unduly enriched by payment of incentives based on financial achievements that are later required to be restated. If our Company is required to restate its audited, consolidated financial results due to material non-compliance with financial requirements under securities laws as a result of misconduct, fraud or negligence as determined in the Board's sole discretion, each executive that is deemed responsible, as determined in the Board's sole discretion while taking into consideration all facts and circumstances shall reimburse the Company up to the full amount of the after-tax value of the incentive compensation that would not have been earned if the restated financial information had been accurately reported initially. In addition, the Board may withhold from those executives deemed non-responsible for a restatement future awards with equivalent value to that of the after-tax value of the awards initially made to such executive on the basis of the restated financial results, but only to the extent such awards were made within the preceding 24 months.

Succession Planning

The Board, with input from the Nominating and Corporate Governance Committee, regularly reviews our succession plan for the Chief Executive Officer, other executive officers and key employees, to ensure that an appropriate plan is in place for those occurrences that might result in a vacancy in the position of Chief Executive Officer or other management positions.

Opt-out of Certain Provisions of Maryland's Unsolicited Takeovers Act ("MUTA")

In 2017, we amended our Charter to opt out of the following provisions of Title 3, Subtitle 8 of MUTA, prohibiting the Company from opting back into any of the provisions without prior approval of our stockholders.

•Section 3-803 - requiring classification of the board of directors into three classes;
•Section 3-804(a) - requiring that stockholders may remove any director by the affirmative vote of two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors;
•Section 3-804(b) - requiring that the number of directors be fixed only by vote of the board of directors;
•Section 3-804(c) - requiring any vacancy on the board of directors be filled only by the majority vote of the remaining directors and for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies; and
•Section 3-805 - requiring that a special meeting may only be called upon stockholder request only on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

We are managed under the direction of our Board. Our directors are: Daniel P. Hansen, Dr. Bjorn R. L. Hanson, Jeffrey W. Jones, Kenneth J. Kay, Jonathan P. Stanner, Thomas W. Storey and Hope S. Taitz. Mr. Hansen is the Executive Chairman of the Board and Mr. Jones is our lead independent director (“Lead Independent Director”). Each of our directors stands for election annually.

Board Refreshment

The Board and the Nominating and Corporate Governance Committee believe it is important for the Board to be refreshed by adding new directors from time to time. The Board is actively exploring adding a new director through a process and expects to expand the Board to eight directors and fill the vacancy following the 2021 annual meeting of stockholders. The Nominating and Corporate Governance Committee has identified various candidates for consideration that possess key characteristics, including diversity traits and skills that can best perpetuate the success of the Company and contribute to the overall effectiveness of the Board.

Independence of Directors

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” with independence determined in accordance with the applicable standards of the NYSE. The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly, or as a stockholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. The Board has determined that Dr. Hanson, Mr. Jones, Mr. Kay, Mr. Storey and Ms. Taitz have no material relationship with us or our subsidiaries and therefore, are independent under the applicable standards of the NYSE. As a result, a majority of our directors are independent. Mr. Hansen and Mr. Stanner serve as executive officers and are not considered independent under the applicable standards of the NYSE.

Committees

The Board has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and has adopted a written charter for each committee. A copy of each committee charter is available on our website at www.shpreit.com under the heading “Investors – Corporate Overview – Governance Documents.”

Audit Committee

The members of the Audit Committee are Mr. Jones (Chair), Dr. Hanson, Mr. Kay and Ms. Taitz. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each member meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Dr. Hanson, Mr. Jones, Mr. Kay and Ms. Taitz each is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, pre-approving audit and non-audit fees and reviewing the adequacy of our internal accounting controls, our internal audit functions and Sarbanes-Oxley Act compliance. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel or outside advisors for this purpose where appropriate. The Audit Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended. Additionally, the Audit Committee is responsible for monitoring information security risk and information security risk policies and procedures.

Compensation Committee

The members of the Compensation Committee are Mr. Kay (Chair), Mr. Jones and Mr. Storey. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE. Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee exercises all powers delegated to it by the Board in connection with compensation matters. The Compensation Committee is responsible for the review and approval of the compensation and benefits of our executive officers, administration and recommendations to the Board regarding our compensation and long-term incentive plans, and production of the annual reports on executive compensation for inclusion in our proxy statements. In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate our compensation programs. The Compensation Committee also has authority to grant awards under the Company’s 2011 Equity Incentive Plan as Amended and Restated (“Equity Incentive Plan”).

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Ms. Taitz (Chair), Dr. Hanson and Mr. Storey. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee is responsible for monitoring our compliance with corporate governance requirements of state and federal law, and the rules and regulations of the NYSE; developing and recommending to the Board criteria for prospective members of the Board; conducting Board candidate searches and interviews; overseeing and evaluating the Board and management; monitoring compliance with our Code of Ethics and policies with respect to conflicts of interest; reviewing and approving interested transactions pursuant to our related party transaction policy; periodically evaluating the appropriate size and composition of the Board, recommending, as appropriate, increases, decreases and changes in the composition of the Board; formally proposing the slate of nominees for election as directors at each annual meeting of our stockholders; and providing oversight and guidance for the Company's Corporate Responsibility Program. In addition, this committee annually facilitates the evaluation of the performance of each Committee, the Board as a whole, and each individual director.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Jones, Mr. Kay and Mr. Storey. No member is, or has been an employee or officer of the Company. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

Board Leadership Structure

The Board believes it is important to retain the flexibility to allocate the responsibilities of the positions of the Chairman of the Board and the Chief Executive Officer in the way it believes is in our best interest. Currently, the Board believes that it is in our best interest to separate these positions. Mr. Hansen is currently our Executive Chairman of the Board and was appointed to the position effective January 15, 2021. Prior to his appointment as Executive Chairman of the Board, Mr. Hansen served as Chairman of the Board, President and Chief Executive Officer. Mr. Stanner is currently our President and Chief Executive Officer and was appointed to those positions effective January 15, 2021.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors have designated an independent, non-employee director to serve as our Lead Independent Director. The Lead Independent Director helps to facilitate free and open discussion and communication among the independent, non-employee directors. The responsibilities of the Lead Independent Director are set forth in our Corporate Governance Guidelines. Mr. Jones is currently our Lead Independent Director.

Risk Management Oversight

One of the key functions of our Board is informed oversight of our risk management process as well as strategic risks of the Company. At least annually, the Company's executive officers or employees responsible for the Company's day-to-day risk management practices present to the Board a comprehensive report on the material risks to the Company, including information security matters. At such times the management team also reviews with the Board the Company's risk mitigation policies and strategies specific to each risk identified. Throughout the year, management monitors the Company's risk profile and updates the Board as new material risks are identified or the aspects of a risk previously identified materially change. Our Board administers this oversight primarily through the Audit Committee but also through the other committees of the Board, as appropriate.

Meetings and Attendance

In 2020 as a result of travel and other restrictions stemming from the COIVD-19 pandemic, the Board met once in person and ten times telephonically, the Audit Committee met once in person and six times telephonically, the Compensation Committee met once in person and three times telephonically, and the Nominating and Corporate Governance Committee met once in person and three times telephonically. Each of our currently serving directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during 2020.

Executive Sessions of Our Independent Directors

As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present. Generally, these executive sessions follow regularly scheduled meetings of the Board and the three standing committees. The independent, non-employee directors met in executive session following regularly scheduled meetings in 2020. Mr. Jones presided over the executive sessions of the Board, and the respective Chair of each committee presided over each such committee’s executive sessions.

Director Nominations

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors who are up for election at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board, or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from directors, stockholders, management and others.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including, but not limited to:

•whether the individual meets the requirements for independence;
•the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded company in today’s business environment;
•the individual’s understanding of the Company’s business;
•the individual’s professional expertise and educational background; and
•other factors that promote diversity.
The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee considers a broad range of factors when nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

For purposes of the 2022 annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder. Refer to “Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations”, in this proxy statement for more detail. Subject to the discretion of the Nominating and Corporate Governance Committee, we anticipate that any director candidates submitted to us by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director.

Policy on Voting Regarding Directors

The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include, (i) any stated reason or reasons why stockholders cast votes “against” for the director, (ii) the qualifications of the director, and (iii) whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board.

Any director who offers to resign as provided above will not participate in the Nominating and Corporate Governance Committee’s or the Board’s consideration of whether to accept his or her resignation offer.

If a director’s resignation offer is accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill the vacancy created by such resignation or to reduce the number of directors constituting the Board.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations, the remaining independent directors will appoint a special committee of the Board to consider the resignation offers and whether to accept the resignation offers.

We will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC, including an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the resignation offer(s).

Communication with the Board

Stockholders and other interested parties who wish to communicate with the Board, including any non-employee director, or the non-employee directors as a group, or any individual director or directors, may do so by writing to the Chair of the Nominating and Corporate Governance Committee, Board of Directors of Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738. The independent, non-employee directors have procedures for the handling of communications from stockholders and other interested parties and have directed our Secretary to act as their agent in processing any communications received. All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees are to be forwarded to the Chair of the Nominating and Corporate Governance Committee. Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees are also to be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board are to be sent to the appropriate member of management. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-employee director who wishes to review them.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We expect each of our directors to attend the annual meeting unless doing so would be impracticable due to unavoidable conflicts or doing so would violate state or local rules and regulations. In 2020 as a result of travel and other restrictions stemming from the COVID-19 pandemic, all of our independent directors attended our annual meeting telephonically.

DIRECTOR COMPENSATION

Our philosophy is to pay non-executive directors competitively and fairly for the work performed. The Compensation Committee annually reviews our director compensation with the assistance of its independent consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), who conducts a competitive analysis of our non-employee director pay levels and program design versus the same peer group used in comparisons of executive compensation (see Compensation Discussion & Analysis—Peer Group Information). The design of our non-executive director compensation program reflects recognized best practices and incorporates the following provisions: retainer-only cash compensation with no fees for attending meetings, which is an expected part of board service; significant portion of total compensation in full-value equity awards, for alignment with shareholder interests, with annual grants made based on a fixed-value formula with immediate vesting, to avoid entrenchment; additional retainers for Lead Independent Director, Committee Chairs and committee memberships to recognize additional responsibilities and time commitment; and meaningful share ownership requirements of five times the annual cash retainer.

Directors who are our employees (Mr. Hansen and Mr. Stanner) do not receive compensation for their services as directors. For 2020, our non-employee director compensation program consisted of the following, which remains unchanged for 2021, unless otherwise noted. In response to the COVID-19 pandemic, non-employee directors implemented a voluntary 25% temporary reduction in fees from April, 2020 through June, 2020.

•Annual Cash Retainer.   The annual cash retainer is $50,000 for each non-employee director.
•Additional Committee Membership Fee.   The additional fee for membership on each of our standing committees is as follows: $12,500 for each member of the Audit Committee, $10,000 for each member of the Compensation Committee and $7,500 for each member of the Nominating and Corporate Governance Committee. The chair of each respective committee is not paid a committee membership fee.
•Additional Committee Chairperson Fee.   In lieu of the applicable committee membership fee, the additional Committee Chairperson fees are as follows: $25,000 for the Chair of the Audit Committee, $20,000 for the Chair of the Compensation Committee and $15,000 for the Chair of the Nominating and Corporate Governance Committee.
•Lead Independent Director Fee.   The additional retainer fee for the Lead Independent Director is $20,000.
•Non-Executive Chairman Fee.   Because in 2020 our Chairman was an executive officer, a Non-Executive Chairman Fee was not paid in 2020. In 2021, this will remain the case.
•Annual Equity Award.   Following the 2020 annual meeting of stockholders, we granted each non-employee director an equity award consisting of 18,762 shares of our common stock with an aggregate value of approximately $100,000 (the number of shares awarded to each non-employee director was determined by dividing $100,000 by the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date). These shares were granted on May 14, 2020, pursuant to our Equity Incentive Plan and were fully vested on the grant date.
•Election to Receive Stock in Lieu of Cash Fees.    Non-employee directors have the option to elect to receive all or any part of the cash fees we are required to pay them in fully vested shares of our common stock issued under our Equity Incentive Plan based upon the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date. In 2020, no director elected to receive his or her fees in shares of our common stock in lieu of cash.
    We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.

The table below summarizes the compensation paid by us to our non-employee directors for 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Bjorn R. L. Hanson	70,769	89,495	160,264
Jeffrey W. Jones	100,962	89,495	190,457
Kenneth J. Kay	79,327	89,495	168,822
Thomas W. Storey	64,904	89,495	154,399
Hope S. Taitz	71,058	89,495	160,553

(1)Reflects voluntary reduction in fees implemented in response to the COVID-19 pandemic.
(2)Amounts reflect the aggregate grant date fair value, calculated in accordance with Accounting Standards Codification (“ASC”) 718, of the stock awards granted to our non-employee directors in 2020. These stock awards are further described in the table appearing below.

Grant Date	Grantee	Number of Shares (#)	Aggregate Grant Date Fair Value ($)	Reason for Grant
May 14, 2020	Bjorn R. L. Hanson	18,762	89,495	Annual equity award
May 14, 2020	Jeffrey W. Jones	18,762	89,495	Annual equity award
May 14, 2020	Kenneth J. Kay	18,762	89,495	Annual equity award
May 14, 2020	Thomas W. Storey	18,762	89,495	Annual equity award
May 14, 2020	Hope S. Taitz	18,762	89,495	Annual equity award

All shares of common stock granted to our non-employee directors in 2020 were fully vested on the grant date and were issued pursuant to our Equity Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation programs and practices, and the decisions that the Compensation Committee has made under the program. This CD&A focuses on compensation of our named executive officers for 2020, which were:

Name	Title
Daniel P. Hansen	Executive Chairman (prior Chairman, President and Chief Executive Officer)
Jonathan P. Stanner	President and Chief Executive Officer (prior Executive Vice President, Chief Financial Officer and Treasurer)
Craig J. Aniszewski	Executive Vice President and Chief Operating Officer
Christopher R. Eng	Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Paul Ruiz	Senior Vice President and Chief Accounting Officer

Executive Summary

Company's Response to COVID-19 Pandemic

The hospitality industry was one of the hardest hit by the COVID-19 pandemic, as its proliferation forced widespread government mandated and/or economic related shutdowns and eliminated the majority of non-essential travel. The Company, led by the management team, was able to adapt and navigate through this very challenging operating environment. Our efficient operating model and well-located, diverse portfolio allowed us to keep the majority of our hotels open during 2020. Despite an unprecedented decline in demand starting in the first quarter, we were able gain comparable market share and improve occupancy and RevPAR levels over the course of the year.

While 2020 was an extremely challenging year for our business, we took meaningful action in response to effectively position the Company for the future

Corporate-Level Operating Response

•Protected our employees' safety and peace-of-mind by enabling remote operations while maintaining the quality and timeliness of work product.

•Reduced corporate level payroll and related expenses by more than 20% leading to approximately $3 million of savings. A portion of this cost savings was from a voluntary, temporary 25% reduction of base salaries and fees, respectively, for executive officers and independent directors of the Board.

•Reduced travel and entertainment expenses by nearly $800,000, or approximately 75%, and implemented a policy to approve all non-essential travel, while continuing to prioritize the appropriate maintenance and upkeep of our assets.

Hotel-Level Operating Response

•Made significant modifications to the operating models at our hotels, including enhanced cleaning standards and other procedures to ensure the health and safety of hotel employees and guests.

•Helped drive a 47% reduction in hotel-level operating expenses year-over-year, which was down over 4% on a per-occupied room basis despite historically low occupancy levels. On an aggregate basis, hotel-level operating expenses were approximately $140 million lower in 2020 compared to 2019.

•Modified traditional revenue management functions to provide more direct sales assistance to our hotels to help offset the loss of certain resources at the brands and management companies. As a result, nearly 100,000 room nights were generated in 2020 from new accounts, representing approximately $10 million in revenue (almost 5% of our full year 2020 revenue figure). We gained nearly 17 points of market share during the year, with RevPAR index finishing at 133% of our competitive set average.

Financial and Liquidity Measures

•Drew approximately $125 million on our revolving credit facility to temporarily hold additional cash on our balance sheet in case of the unlikely event were we not able to access our credit facility.

•Suspended common dividend payments beginning in the first quarter of 2020, which conserves $19 million quarterly, or approximately $75 million on an annual basis.

•Eliminated all non-essential capital expenditures which conserves approximately $35 million on an annual basis.

•Completed the first amendment to our revolving credit and term loan facilities in May 2020 to allow for the waiver of key financial covenants through the first quarter of 2021 and modified other covenants through year end 2022.

•Completed the first amendment to our joint venture credit and term loan facility in June 2020 to allow for the waiver of key financial covenants through the first quarter of 2021 and modified other covenants through June 30, 2022.

•Raised $287.5 million of convertible debt with a 1.5% annual coupon (the lowest ever achieved by a lodging REIT) which increased our corporate liquidity position by approximately $160 million and facilitated an approximately $100 million pay down of the term loan that matures in November 2022.

•As a result, our liquidity position at year-end 2020 was over $400 million, which provides a liquidity runway of over 60 months based on our average fourth quarter cash burn rate of approximately $6.8 million.

•Completed the second amendment to our revolving credit and term loan facilities in February 2021 to allow for the waiver of key financial covenants through the first quarter of 2022 and modified other covenants through year end 2023. The amendment also allows for additional flexibility to acquire assets (up to $150 million using existing liquidity and an unlimited basket for assets acquired with equity that are ultimately contributed to our unencumbered pool) and repay corporate level debt at our discretion with proceeds from potential future capital events.

2020 Compensation Program

Our executive compensation program consists of base salary, annual cash incentive compensation opportunities and annual long-term equity incentive grants. Our program is designed to be straightforward, transparent and market-based and to comply with sound corporate governance practices.

The chart below contains the key components of our executive compensation program, the purpose of each component and the process for determining each component. The key components were established by the Compensation Committee and remained unchanged because of the COVID-19 pandemic, which commenced during the year. The Compensation Committee felt it was in the best long term interest of stockholders to leave the key components unchanged in 2020.

Compensation Component	Description and Objectives	2020 Program
Base Salary	Fixed cash compensation set at a level reflective of each executive’s performance, market conditions, and competitive rates.	The Compensation Committee considered competitive salary information for the Company’s peer group when establishing 2020 base salaries for named executive officers. Annual base salaries remained unchanged from 2019 for all named executive officers. However, from April, 2020 to June, 2020 executive officers voluntarily reduced their base salaries by 25% as part of the Company's cost-cutting initiatives.
Annual Cash Incentive Compensation	Performance-based cash incentive that rewards achievement of annual company-specific and individual performance objectives.	2020 annual cash incentives were tied to AFFO per share, RevPAR Index, and individual performance goals. Based on the effects of the COVID-19 pandemic on Company operations, the minimum Threshold for AFFO per share was not achieved in 2020; RevPAR Index was achieved at the Maximum level. Each executive achieved strategic accomplishments in 2020 related to their individual performance. Total earned bonuses were paid in a range of 72% to 78% of Target payout for named executive officers.
Long-Term Equity Incentives	Equity incentives that align executive compensation with total stockholder return over multi-year performance and vesting periods that encourage the retention of key talent.	In 2020, 60% of each executive’s long-term equity award was in the form of performance-based stock awards that may be earned from 0 to 200% of the target number of shares based on our relative TSR percentile rank versus certain lodging REITs over a three-year performance period. The remaining 40% of each executive’s long-term equity award was in the form of time-based stock awards, vesting 25%, 25% and 50% on the one-year, two-year and three-year anniversaries, respectively, of March 9, 2020. Based on our 3-year TSR beginning on March 7, 2018 and ending March 7, 2021, certain previously granted performance-based restricted stock awards were earned at 75% of target. See Footnote (3) under “Outstanding Equity Awards at Fiscal Year-End”.

Compensation Best Practice Policies

We maintain several stockholder-friendly compensation policies, including stock ownership guidelines, a compensation clawback policy, and anti-hedging and anti-pledging policies (refer to “Corporate Governance Principles and Board Matters” for more detail on these policies). In addition, our employment agreements with executive officers have non-compete provisions, require a double trigger for any severance payouts in connection with a change-in-control and do not provide excise tax gross-up payments.

Results of Stockholder Say-on-Pay Votes

Each year, the Compensation Committee considers the outcome of the stockholder advisory (non-binding) vote on executive compensation when making decisions relating to the compensation of our named executive officers and our executive compensation program design, structure and policies.

Stockholders continued their significant support for our executive compensation program with more than 96% of the votes cast in favor of the “say-on-pay” proposal at our 2020 annual meeting of stockholders. The Compensation Committee believes that the voting results, together with the over 97% average approval received over the last three years, conveyed our stockholders’ strong support of the philosophy, design and structure of our executive compensation program. The Compensation Committee will continue to consider the results of the stockholders’ say-on-pay votes when making decisions about our executive compensation program.

Objectives of Our Executive Compensation Program

Our executive compensation philosophy is designed to promote the following objectives:

•Assist in attracting and retaining talented and well-qualified executives by offering compensation opportunities competitive with other lodging REITs;
•Motivate our executives to manage our business to meet our near-, medium- and long-term objectives and reward them for meeting these objectives;
•Align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases; and
•Maintain high standards of corporate governance.

Compensation Decision-Making Process

Role of the Compensation Committee and Management

The Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. The Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Additionally, the Compensation Committee reviews and considers the recommendations of Mr. Stanner with respect to compensation decisions of our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Stanner with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time.

Role of the Compensation Consultant

The Compensation Committee has retained FW Cook as its independent compensation consultant. The Compensation Committee has determined that FW Cook meets the criteria for an independent consultant in accordance with SEC guidelines for such service. FW Cook reports directly to the Compensation Committee and works with management only at the request and under the direction of the Compensation Committee. To assist the Compensation Committee in the development of our 2020 compensation program, FW Cook conducted a comprehensive review of our executive compensation program in terms of the competitiveness of our target compensation opportunities and the appropriateness of our incentive programs in supporting our business strategy. On March 6, 2020, the Compensation Committee, based on the recommendations of FW Cook, established the terms of our 2020 executive compensation program.

Peer Group Information

In general, the Compensation Committee uses comparative data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and annual equity awards.

For the compensation program review that informed decisions on target pay opportunities and program structure for 2020, the Compensation Committee, with the help of FW Cook, established the peer group used to evaluate the competitiveness of our existing executive compensation program. The peer group consisted of the following 10 public REITs that primarily invest in hotels, and three other public REITs outside of the hotel sector, which were comparable in terms of market capitalization size and executive team members that the Compensation Committee and FW Cook considered to be the most relevant peers.

Apple Hospitality	Pebblebrook Hotel Trust
CareTrust REIT	RLJ Lodging Trust
Chatham Lodging Trust	RPT Realty
Chesapeake Lodging Trust(1)	Sunstone Hotel Investors
Core Point Lodging	Tier REIT(2)
DiamondRock Hospitality	Xenia Hotels
Hersha Hospitality Trust

(1) Chesapeake Lodging Trust was acquired by Park Hotels & Resorts in September 2019.
(2) Tier REIT was acquired by Cousins Properties in June 2019.

Elements of 2020 Executive Compensation

2020 Target Total Direct Compensation (“TDC”)

Target TDC for 2020 is described below and consists of salary, annual cash incentives and target long-term equity incentives. The Compensation Committee considered the mix of the three components of TDC and significantly weighted the long-term equity incentive component the highest for most named executive officers to align compensation with long-term stockholder value. Target TDC for each executive generally approximate the market median, and the mix between compensation elements is generally consistent with the mix used by companies in our peer group.

During 2020, Mr. Hansen served as Chairman, President and Chief Executive Officer and Mr. Stanner served as Executive Vice President, Chief Financial Officer and Treasurer. 2020 Target TDC for these executives reflect competitive levels for those roles.

Name	Salary ($)	Annual Cash Incentive ($)(1)	Long-Term Incentives ($)(2)	Target TDC ($)
Daniel P. Hansen	700,000	1,050,000	2,800,000	4,550,000
Jonathan P. Stanner	450,000	450,000	1,100,000	2,000,000
Craig J. Aniszewski	450,000	450,000	1,100,000	2,000,000
Christopher R. Eng	375,000	375,000	450,000	1,200,000
Paul Ruiz	300,000	210,000	400,000	910,000

(1)This reflects the “target” level payout of our annual cash incentive award program.
(2)This reflects the “target” level value of long-term incentive awards consisting 60% of performance share awards and 40% of time based awards. The Compensation Committee determines the intended target dollar value. The number of shares issued to each executive is determined by dividing the intended value of the award by the average of the trailing 10-day VWAP of our common stock prior to the date of grant. The grant-date fair value of long-term incentive awards as disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table may be different.
2020 Compensation Elements

Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of three core elements of compensation: Base Salary, Cash Incentive Compensation and Long-Term Incentive Compensation.

Base Salary

Base salaries are designed to provide a fixed level of compensation that serves as a retention tool. Base salaries are reviewed annually by the Compensation Committee and are subject to annual increases at the discretion of the Compensation Committee. In determining base salary increases for 2020, the Compensation Committee considered each executive officer’s individual performance and corporate performance, as well as our Company’s overall performance, market conditions and competitive salary information for the peer group described above. Based on the competitive review as well as the factors outlined above, the Compensation Committee set base salaries for 2020 as follows:

Name	2020 ($)	2019 ($)	Percentage Increase
Daniel P. Hansen	700,000	700,000	—%
Jonathan P. Stanner	450,000	450,000	—%
Craig J. Aniszewski	450,000	450,000	—%
Christopher R. Eng	375,000	375,000	—%
Paul Ruiz	300,000	300,000	—%

To mitigate the financial effects of the COVID-19 pandemic, executive officers voluntarily reduced their base salaries by 25% from April, 2020 to June, 2020. Actual salaries paid to each named executive officer, incorporating this temporary salary reduction, are disclosed in the Summary Compensation Table.

Cash Incentive Compensation Program

Our 2020 annual incentive program was designed to provide the named executive officers an opportunity to earn compensation based on the achievement of company-specific performance goals and the executive’s achievement of individual performance goals.

The performance measures and weightings established by our Compensation Committee for 2020 under our cash incentive compensation program are set forth below and were established before full understanding of the magnitude that the COVID-19 pandemic would have on the hotel industry and Company operations. Once the effects of the COVID-19 pandemic became clear, the Compensation Committee reviewed the key components of the compensation program. It was determined that the AFFO metric and measurement criteria would remain unchanged believing it to be in the best long term interests of stockholders to leave the levels as originally set. Additionally, the Compensation Committee chose not to issue retention awards or modify performance-based or time-based share award vesting conditions believing neither to be in the best long term interests of stockholders. When setting the RevPAR Index metric the Compensation Committee took into consideration the challenging environment caused by the COVID-19 pandemic but believed the measurement metric appropriate to motivate Company management to find ways to capture market share during the pandemic and during the unusually low demand environment that persisted during the COVID-19 pandemic.

Corporate Performance Measure	Weight	Threshold	Target	Maximum	Actual Company/Individual Results
2020 AFFO per share	60%	$1.16	$1.22	$1.28	$(0.37)
2020 RevPAR Index (same store)	20%	112.00%	114.00%	116.00%	133.00%
Individual Performance	20%	Specific for each individual	Specific for each individual	Specific for each individual	*

*    The amount earned, if any, under the Individual Performance component was determined by the Compensation Committee, in its sole discretion, based on the Compensation Committee’s evaluation of the executive’s contribution to leading and managing the Company through the strategic, operational and financial challenges brought on by the COVID-19 pandemic. See summary of management's contributions to mitigate the effects of the COVID-19 pandemic under "Company's Response to COVID-19 Pandemic". In determining whether the Individual Performance component had been earned, the Compensation Committee did not rely on any one particular objective or formula but rather on a holistic evaluation of the individual’s performance. No executive officer was guaranteed an award under the Individual Performance component. Payouts under the Individual Performance component could be zero or range from 15% of base salary to 60% of base salary for Mr. Hansen; 10% of base salary to 40% of base salary for Messrs. Aniszewski, Stanner and Eng; and 7% of base salary to 28% of base salary for Mr. Ruiz.
For purposes of the 2020 annual incentive program, AFFO per share was calculated as our net income or loss as set forth in our audited consolidated financial statements for the year ending December 31, 2020, less preferred dividends and excluding gains (or losses) from sales of property and impairment losses, plus depreciation and amortization (including amortization of deferred financing costs and amortization of franchise application fees), as further adjusted to exclude hotel transaction and pursuit costs, equity based compensation, debt transaction costs, gain (or loss) on derivative instruments and such other items, including nonrecurring expenses as set forth in our Annual Report on Form 10-K filed on February 26, 2021, with the SEC ("Annual Report") and confirmed by the Compensation Committee. A reconciliation of AFFO to our GAAP net income for the year ended December 31, 2020, is set forth in our Annual Report. The 2020 RevPAR Index component was calculated as a year-over-year comparison of RevPAR Index for our same store hotels (wholly owned hotels for the entire years ended December 31, 2019 and December 31, 2020, excluding assets held for sale).

For the 2020 Individual Performance component of the annual incentive program, the Compensation Committee established individual performance metrics for the named executive officers during the early stages of the COVID-19 pandemic. Based on the uncertainty of the magnitude the COVID-19 pandemic would have on the Company, the objectives of the executives were made uniform for each executive and are summarized below.

•Lead and manage the Company through the strategic and operational challenges of the COVID-19 pandemic;
•Develop and implement strategies to maximize value of the Company for the recovery following the COVID-19 pandemic, including revenue growth opportunities; and
•Overall contribution to Company operations during the COVID-19 pandemic.

Each executive exceeded expectations for individual performance and contributed significantly to managing the Company through the strategic, operational and financial challenges associated with the COVID-19 pandemic in 2020. See summary of management's contributions to mitigate the effects of the COVID-19 pandemic under "Company's Response to COVID-19 Pandemic", which the Compensation Committee took into consideration when determining payout amounts to executives under the Individual Performance component.
The total annual incentive opportunity ranges for 2020, and the actual total cash incentive compensation earned and paid for 2020 performance as a percentage of base salary, were as follows:

	2020 Cash Incentive Opportunity (% of Base Salary)			2020 Cash Incentive Earned	2020 Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Target	$
Daniel P. Hansen	75%	150%	300%	76%	798,000
Jonathan P. Stanner	50%	100%	200%	78%	351,000
Craig J. Aniszewski	50%	100%	200%	72%	324,000
Christopher R. Eng	50%	100%	200%	74%	277,500
Paul Ruiz	35%	70%	140%	74%	155,400

The following table sets forth the payouts under the AFFO per share component, the RevPAR Growth component and the Individual Performance component that each executive earned in 2020:

Name	AFFO per share Payout ($)	RevPAR Index Payout ($)	Individual Performance Payout ($)(1)	Total 2020 Cash Incentive Payout ($)
Daniel P. Hansen	0	420,000	378,000	798,000
Jonathan P. Stanner	0	180,000	171,000	351,000
Craig J. Aniszewski	0	180,000	144,000	324,000
Christopher R. Eng	0	150,000	127,500	277,500
Paul Ruiz	0	84,000	71,400	155,400

(1)    In determining the amount paid to executives under the 2020 Individual Performance component, the Compensation Committee considered the shared objectives for the management team and each executive’s contribution to leading and managing the Company through the strategic, operational and financial challenges of the COVID-19 pandemic. See "Company's Response to COVID-19 Pandemic" for summary of management's contributions to mitigate the effects of the COVID-19 pandemic.
Long-Term Incentive Compensation

Long-term equity incentives granted in 2020 consisted of a combination of performance-based and time-based stock awards. The Compensation Committee determined a target total long-term incentive grant value for each named executive officer. For all executives, awards were granted 60% in the form of performance-based stock (at target) and 40% in the form of time-based stock.

Name	Performance-Based Stock Target Value ($)	Time-Based Stock Value ($)	Total LTI Grant Value at Target ($)
Daniel P. Hansen	1,680,000	1,120,000	2,800,000
Jonathan P. Stanner	660,000	440,000	1,100,000
Craig J. Aniszewski	660,000	440,000	1,100,000
Christopher R. Eng	270,000	180,000	450,000
Paul Ruiz	240,000	160,000	400,000

The Compensation Committee granted these stock awards under the Company’s Equity Incentive Plan. The number of shares granted was based on the VWAP of our common stock for the ten trading days preceding the grant date. Note that the grant-date fair values, as reported in the Summary Compensation Table and the Grants of Plan-Based Awards table, differ from the values shown in the table above because the grant-date fair value of each performance-based award is based on a Monte Carlo value and the grant-date fair value of each time-based award is based on the closing share price on the grant date.

Performance-Based Stock Awards

Sixty-percent of each executive’s total long-term equity incentive was granted in the form of performance-based shares tied to the Company’s relative TSR versus companies in the SNL U.S. Lodging REIT Index with a market capitalization of at least $100 million as of the grant date (“Index Companies”). The number of shares that may be earned can range from 0 to 200% of the target shares granted, based on our relative TSR percentile rank over the three-year performance period starting March 7, 2020, and ending March 7, 2023, according to the table below. For 2020 awards, the Compensation Committee did not change the program or the vesting criteria to be utilized to determine whether or not executives will earn performance-based shares because of the effects of the COVID-19 pandemic, believing it is in best long-term interests of stockholders to leave the vesting criteria as originally established.

Company 3-Year TSR Percentile Rank vs. Index Companies	Percent of Target Shares Earned
< 30th Percentile	0%
30th Percentile	25%
55th Percentile	100%
≥ 80th Percentile	200%

The number of shares earned will be linearly interpolated for performance between the 30th and 55th percentile and for performance between the 55th and 80th percentile. In addition, if the Company’s absolute TSR is equal to or greater than 8.5% per year (or 25.5% cumulative over the Performance Period), at least 25% of the performance-based shares will be earned.

The Company entered into stock award agreements with the above-named executive officers, effective as of March 7, 2020, setting forth the terms and conditions of the performance-based stock awards. Except as described below, no performance-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until March 7, 2023. On and after the date of the grant and prior to forfeiture of any of the performance-based shares, the executives will have the right to vote the shares that have been issued (i.e., the target number). Cash dividends on the performance-based shares will be accumulated and will only be paid to the executives to the extent the underlying performance-based share is earned.

If a “change in control” (as defined in the Company’s Equity Incentive Plan), occurs prior to the conclusion of the Performance Period, the performance-based shares will be earned based on the Company’s relative or absolute TSR performance up to the date of the change in control, and any earned shares will be fully vested on the third anniversary of the grant date (the end of the original performance period), subject to acceleration if either (a) the successor entity does not assume or replace the award, or (b) the participant is terminated without cause or is voluntarily terminated for good reason. Under these circumstances, the executives will be entitled to receive any dividend equivalent payments to which they are entitled under the terms of the stock award agreements.

If an executive’s employment is terminated on account of death or disability, termination without cause or voluntary termination for good reason, the performance-based shares may be earned contingent upon the attainment of the relative or absolute TSR performance hurdles at the end of the Performance Period. However, the number of performance-based shares earned by the executive, and the amount of any dividend equivalent payments to which the executive is entitled pursuant to the terms of the stock award agreement, will be adjusted pro rata based on the amount of time the executive was employed by the Company during the Performance Period.

For purposes of the performance-based stock awards, the Company’s TSR will be calculated as the total percentage return per share of the Company’s common stock calculated in accordance with the methods used by SNL Financial to calculate TSR. The TSR for the Index Companies will be calculated in the same manner.

Performance-Based Stock Awards Vesting

Based on our 3-year TSR beginning on March 7, 2018 and ending March 7, 2021, certain previously granted performance-based restricted stock awards were earned at 75% of target. See Footnote (3) under “Outstanding Equity Awards at Fiscal Year-End”.

Time-Based Stock Awards

Forty percent of each executive’s total long-term equity incentive was granted in the form of time-based shares under the Company’s Equity Incentive Plan. The Company entered into stock award agreements with the executive officers setting forth the terms and conditions of the time-based stock awards. The stock award agreements provide for vesting over a three-year period as follows: 25% of shares will vest on March 9, 2021; 25% of the shares will vest on March 9, 2022; and 50% of the shares will vest on March 9, 2023. For 2020 awards, the Compensation Committee did not change the program or the vesting criteria to be utilized to determine whether or not executives will earn time-based shares because of the effects of the COVID-19 pandemic, believing it is in best long-term interests of stockholders to leave the vesting criteria as originally established.

Except as described below, no time-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until the applicable vesting date. If a “change in control” (as defined in the Company’s Equity Incentive Plan) occurs prior to vesting and if the successor entity does not assume or replace the time-based shares, they will vest on a “control change date”, as defined in the Equity Incentive Plan, if the executive remains in the continuous employ of the Company from the date of grant until the control change date. In addition, all of the time-based shares (if not sooner vested), will vest on the date that the executive’s employment with the Company ends on account of the executive’s death or disability, or if the executive’s employment is terminated without cause, or if the executive resigns for good reason.

Any time-based shares that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates. On and after the date of grant and prior to forfeiture of any time-based shares, the executive will have the right to vote the time-based shares and to receive, free of all restrictions, all dividends declared and paid on the Company’s common stock, whether or not vested.

Other Benefits; 401(k) Plan

We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.

We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. We currently match 100% of each eligible participant’s contributions, within prescribed limits, up to 3% of such participant’s base salary and 50% of each eligible participant’s contributions up to an additional 2% of the participant’s base salary. In 2020, Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz each received $11,400 in matching contributions.

Leadership Transition

On December 17, 2020, we announced the appointment of Mr. Stanner to be President and Chief Executive Officer effective January 15, 2021 with Mr. Hansen transitioning to the sole role of Executive Chairman of the Board, effective January 15, 2021.

In connection with his appointment as President and Chief Executive Officer, Mr. Stanner entered into an employment agreement with the Company that became effective January 15, 2021 (the “Stanner Agreement”). The Stanner Agreement has an initial term that will commence on January 15, 2021 and will expire on January 14, 2024 and provides for automatic one-year extensions unless either party provides at least 30 days’ notice of non-renewal. The Stanner Agreement provides for: (i) an annual base salary of $600,000, which is subject to increases approved by the Board or its Compensation Committee; (ii) an annual bonus opportunity with a target amount equal to 150% of Mr. Stanner’s then current base salary, with the actual bonus amount based upon achievement of Company and individual performance targets; and (iii) eligibility to participate in the Company’s 2011 Equity Incentive Plan as Amended and Restated. Mr. Stanner is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. The Stanner Agreement also (i) sets forth Mr. Stanner’s right to severance payments and/or benefits upon his termination of employment and (ii) contains non-competition and non-solicitation covenants that apply during the term and for 12 months following the expiration or termination of Mr. Stanner’s employment.

In connection with his transition and appointment to solely Executive Chairman of the Board, the Company entered into an amended and restated employment agreement with Mr. Hansen, that became effective January 15, 2021 (the “Hansen Agreement”). The Hansen Agreement has an initial term that will commence on January 15, 2021 and will expire on December 31, 2021. The term may be extended until December 31, 2022 by the Company by providing written notice to Mr. Hansen no later than December 1, 2021. The Hansen Agreement provides for: (i) an annual base salary of $500,000; and (ii) a time-based equity award with a grant date value of $1,500,000 to be made at the same time equity grants are made to Company senior executives in 2021. If the Hansen Agreement is extended, Mr. Hansen will receive a time-based equity award with a grant date value of $500,000 to be made at the same time equity grants are made to Company senior executives in 2022. Mr. Hansen will not receive any additional compensation during the term of the Hansen Agreement for serving as a member of the Board. Mr. Hansen is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. The Hansen Agreement also (i) sets forth Mr. Hansen’s right to severance payments and/or benefits upon his termination of employment and (ii) contains non-competition and non-solicitation covenants that apply during the term and for 12 months following the expiration or termination of Mr. Hansen’s employment.

Employment Agreements

To specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Board has approved and we have entered into employment agreements with each of our executive officers. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of incentive compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, also can affect deductibility of compensation. The Compensation Committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

ASC 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our Equity Incentive Plan will be accounted for under ASC 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Considerations in our Executive Compensation Program

The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management, and other employees, that mitigate potential risks to us that could arise from our compensation program. Following the assessment, the Compensation Committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Summit Hotel Properties, Inc. has reviewed and discussed the Compensation Discussion and Analysis appearing in this proxy statement with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Compensation Committee of the Board:
Kenneth J. Kay (Chair)
Jeffrey W. Jones
Thomas W. Storey

March 26, 2021

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Daniel P. Hansen;	2020	673,078	—	2,707,920	798,000	11,400	4,190,398
Executive Chairman (prior President & CEO)*	2019	700,000	—	2,946,123	1,352,400	11,200	5,009,723
	2018	700,000	—	2,711,051	973,875	11,000	4,395,926
Jonathan P. Stanner;	2020	432,692	—	1,063,816	351,000	11,400	1,858,908
President & Chief Executive Officer (prior EVP & CFO)*	2019	450,000	—	1,157,404	597,600	11,200	2,216,204
	2018	425,000	—	903,679	428,188	11,000	1,767,867
Craig J. Aniszewski;	2020	432,692	—	1,063,816	324,000	11,400	1,831,908
EVP, COO	2019	450,000	—	1,157,404	570,600	11,200	2,189,204
	2018	450,000	—	1,104,498	417,375	11,000	1,982,873
Christopher R. Eng;	2020	360,578	—	435,198	277,500	11,400	1,084,676
EVP, CRO, GC	2019	375,000	—	473,487	490,500	11,200	1,350,187
	2018	350,000	—	451,839	345,625	11,000	1,158,464
Paul Ruiz;	2020	288,461	—	386,840	155,400	11,400	842,101
SVP, CAO	2019	300,000	—	420,873	266,280	11,200	998,353
	2018	300,000	—	301,222	194,775	11,000	806,997

*    The titles above for our named executive officers represent their current position with the Company. Prior to implementation of our leadership transition plan effective January 15, 2021, Mr. Hansen served as Chairman, President and Chief Executive Officer and Mr. Stanner served as Executive Vice President, Chief Financial Officer and Treasurer.
(1)    Amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC 718, of time-based and performance-based stock awards granted under our Equity Incentive Plan. The assumptions used in calculating these amounts are discussed in Note 2 (“Basis of Presentation and Significant Accounting Policies – Equity-Based Compensation”) and Note 12 (“Equity-Based Compensation”) to our audited consolidated financial statements included in our Annual Report.
(2)    Amounts in this column represent aggregate cash payouts pursuant to the Corporate Performance components and the Individual Performance component of the cash incentive awards granted to our named executive officers under our Equity Incentive Plan.
(3)    For 2020, 2019 and 2018, the amounts in the “All Other Compensation” column for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz reflect contributions made by us to each of our named executive officers’ 401(k) accounts.

Grants of Plan-Based Awards
The table below sets forth information with respect to plan-based awards granted in 2020 to our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel P. Hansen	3/6/20(1)	525,000	1,050,000	2,100,000	—	—	—	—	—	—	—
	3/6/20(2)	—	—	—	45,064	180,258	360,516	—	—	—	1,690,063
	3/6/20(3)	—	—	—	—	—	—	120,172	—	—	1,017,857
Jonathan P. Stanner	3/6/20(1)	225,000	450,000	900,000	—	—	—	—	—	—	—
	3/6/20(2)	—	—	—	17,704	70,815	141,630	—	—	—	663,947
	3/6/20(3)	—	—	—	—	—	—	47,210	—	—	399,869
Craig J. Aniszewski	3/6/20(1)	225,000	450,000	900,000	—	—	—	—	—	—	—
	3/6/20(2)	—	—	—	17,704	70,815	141,630	—	—	—	663,947
	3/6/20(3)	—	—	—	—	—	—	47,210	—	—	399,869
Christopher R. Eng	3/6/20(1)	187,500	375,000	750,000	—	—	—	—	—	—	—
	3/6/20(2)	—	—	—	7,243	28,970	57,940	—	—	—	271,617
	3/6/20(3)	—	—	—	—	—	—	19,313	—	—	163,581
Paul Ruiz	3/6/20(1)	105,000	210,000	420,000	—	—	—	—	—	—	—
	3/6/20(2)	—	—	—	6,438	25,751	51,502	—	—	—	241,436
	3/6/20(3)	—	—	—	—	—	—	17,167	—	—	145,404

(1)    Represents the threshold, target and maximum potential payouts for the annual cash incentive awards granted in 2020 to each named executive officer under our Equity Incentive Plan. For each executive, the incentive award earned was paid out in cash in March 2021, except as otherwise detailed below. For more information, see “Compensation Discussion and Analysis — Compensation Elements—Cash Incentive Compensation Program.”
(2)    Represents performance-based restricted stock awards granted to our named executive officers under our Equity Incentive Plan.
(3)    Represents time-based restricted stock awards granted to our named executive officers under our Equity Incentive Plan. The time-based restricted stock awards vest over a three year period.
(4)    Represents the aggregate grant date fair value of the performance-based stock awards and the time-based stock awards granted to our named executive officers under our Equity Incentive Plan. The amounts have been computed in accordance with ASC 718. For more information regarding our assumptions made in the valuation of these stock awards, see Note 2 and Note 12 to our audited consolidated financial statements included in our Annual Report.
Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded to our named executive officers, are described above under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2020.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Daniel P. Hansen	235,000	—	9.75	2/13/21	232,703	2,096,654	445,497	4,013,928
Jonathan P. Stanner	—	—	—	—	89,025	802,115	167,841	1,512,247
Craig J. Aniszewski	—	—	—	—	92,001	828,929	176,770	1,592,698
Christopher R. Eng	—	—	—	—	37,638	339,118	72,315	651,558
Paul Ruiz	—	—	—	—	31,967	288,023	59,816	538,942

(1)    The options expired and were forfeited on February 13, 2021 without being exercised.
(2)     The closing sale price of our common stock on the NYSE on December 31, 2020, was $9.01.
(3)    Time-Based Shares. Vesting dates for unvested time-based shares listed in the above table are as follows:

Name	Hansen	Stanner	Aniszewski	Eng	Ruiz
March 9, 2021	94,339	34,670	37,646	15,401	12,201
March 9, 2022	78,278	30,751	30,751	12,580	11,183
March 9, 2023	60,086	23,604	23,604	9,657	8,583
(4)    Performance-Based Shares. Potential vesting dates for unvested performance-based shares issued at target level listed in the above table are as follows:

Name	Hansen	Stanner	Aniszewski	Eng	Ruiz
March 6, 2020(5)	120,536	40,178	49,107	20,089	13,393
March 7, 2022	144,703	56,848	56,848	23,256	20,672
March 7, 2023	180,258	70,815	70,815	28,970	25,751
(5)    Based on the Company’s relative TSR for the three-year period starting March 7, 2018 and ending March 7, 2021 as compared to certain constituents of the REIT Index, 75% of the target shares were earned by the executives.

Option Exercises and Stock Vested

The following tables set forth information regarding option award exercising and stock vesting during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel P. Hansen	—	—	74,528	534,366
Jonathan P. Stanner	—	—	26,279	188,420
Craig J. Aniszewski	—	—	30,294	217,208
Christopher R. Eng	—	—	12,277	88,026
Paul Ruiz	—	—	8,203	58,816

CEO Pay Ratio Summary

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires calculation of total compensation paid to the median paid employee, as well as the ratio of the total compensation paid to the CEO as compared to the median paid employee.

We identified the median employee by examining the sum of annual base salary, target annual bonus, and the grant-date fair value of equity awards granted during 2020 for all employees other than our CEO who were employed by us on December 31, 2020. We did not make any adjustments or estimates.

After identifying the median paid employee, we then calculated total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table in this proxy statement. The total compensation of our median paid employee for 2020 was $127,168. The annual total compensation for our CEO for 2020 was $4,190,398. As a result, our 2020 CEO to median employee pay ratio is, therefore, approximately 33:1.

This information involves reasonable estimates based on employee payroll records and other relevant company information. In addition, SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Employment Agreements

We entered into employment agreements, effective as of May 28, 2014, with Mr. Hansen, Mr. Aniszewski and Mr. Eng. We entered into an employment agreement, effective as of January 1, 2015, with Mr. Ruiz, and we entered into an employment agreement, effective April 17, 2017, with Mr. Stanner. In connection with the transition of Mr. Hansen to Executive Chairman and Mr. Stanner to President and Chief Executive Officer, we entered into new employment agreements, effective January 15, 2021 with Mr. Hansen and Mr. Stanner. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability, and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that our named executive officers would be entitled to receive under their employment agreements. The amounts shown assume that such termination was effective as of December 31, 2020, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause, or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table and would only be entitled to the standard termination benefits provided under their employment agreement.

	Termination Without Cause or Voluntary Termination for Good Reason (No Change in Control) ($)	Termination Without Cause or Voluntary Termination for Good Reason (Change in Control) ($)	Death or Disability(1) ($)
Daniel P. Hansen
Cash Severance Payment(2)	6,623,884	6,623,884	—
Medical/Welfare Benefits(3)	21,484	21,484	—
Acceleration of Equity Awards(4)	6,110,582	6,110,582	6,110,582
Total(5)	12,755,950	12,755,950	6,110,582
Jonathan P. Stanner
Cash Severance Payment(2)	1,967,510	2,417,510	—
Medical/Welfare Benefits(3)	19,910	19,910	—
Acceleration of Equity Awards(4)	2,314,362	2,314,362	2,314,362
Total(5)	4,301,782	4,751,782	2,314,362
Craig J. Aniszewski
Cash Severance Payment(2)	1,935,911	2,385,911	—
Medical/Welfare Benefits(3)	15,311	15,311	—
Acceleration of Equity Awards(4)	2,421,627	2,421,627	2,421,627
Total(5)	4,372,849	4,822,849	2,421,627
Christopher R. Eng
Cash Severance Payment(2)	1,636,984	2,011,984	—
Medical/Welfare Benefits(3)	21,484	21,484	—
Acceleration of Equity Awards(4)	990,676	990,676	990,676
Total(5)	2,649,144	3,024,144	990,676
Paul Ruiz
Cash Severance Payment(2)	1,051,190	1,306,190	—
Medical/Welfare Benefits(3)	19,910	19,910	—
Acceleration of Equity Awards(4)	826,965	826,965	826,965
Total(5)	1,898,065	2,153,065	826,965

(1)    A termination of the executive officer’s employment due to death or disability entitles the executive officer to benefits under our life insurance and disability insurance plans. In addition, outstanding stock awards that have not yet vested, immediately vest upon the executive officer’s termination of employment due to death or disability. The unvested stock award figure in the table reflects 678,200, 256,866, 268,771, 109,953 and 91,783 restricted shares for Messrs. Hansen, Stanner, Aniszewski, Eng and Ruiz, respectively, based on the closing common stock price of $9.01 on the NYSE as of December 31, 2020. The totals in the table for Messrs. Hansen and Stanner are not representative of the potential payouts under their current employment agreements effective January 15, 2021, as described under "Leadership Transition".
(2)    Pursuant to the terms of each executive officer's employment agreement, if the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason, the severance payment is the sum of the following: (A)(1) earned but unpaid base salary, (2) accrued by unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the "Accrued Obligations"); and (B) a severance amount equal to: (i) one and one-half (three for Mr. Hansen) times the executive's base salary in effect on the date of termination ($700,000, $450,000, $450,000, $375,000 and $300,000 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively), plus (ii) one and one-half (three for Mr. Hansen) times the executive's target annual cash bonus for the year of termination ($1,050,000, $450,000, $450,000, $375,000 and $210,000 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively), plus (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs equal to the product of the annual cash bonus earned by the executive for the fiscal year of the Company ended immediately before the date of termination ($1,352,400, $570,600, $597,600, $490,500 and $266,280 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively) and a fraction, the numerator of which is the number of days the executive was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365. The calculations contemplate a December 31, 2020 termination date. The cash severance payment amounts in the table do not include any

Accrued Obligations. The totals in the table for Messrs. Hansen and Stanner are not representative of the potential payouts under their current employment agreements effective January 15, 2021, as described under "Leadership Transition".
Pursuant to the terms of each executive officer's employment agreement, if the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason with change of control, the severance payment is the sum of the following: (A)(1) earned but unpaid base salary, (2) accrued by unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the "Accrued Obligations"); and (B) a severance amount equal to: (i) two (three for Mr. Hansen) times the executive's base salary in effect on the date of termination ($700,000, $450,000, $450,000, $375,000 and $300,000 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively), plus (ii) two (three for Mr. Hansen) times the executive's target annual cash bonus for the year of termination ($1,050,000, $450,000, $450,000, $375,000 and $210,000 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively), plus (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs equal to the product of the annual cash bonus earned by the executive for the fiscal year of the Company ended immediately before the date of termination ($1,352,400, $570,600, $597,600, $490,500 and $266,280 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively) and a fraction, the numerator of which is the number of days the executive was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365. The calculations contemplate a December 31, 2020 termination date. The severance figure in the table does not include any Accrued Obligations.
(3)    The amounts shown in this row are estimates of cash payments for twelve months of COBRA premiums for the executive and eligible dependents to be paid by us pursuant to each executive officer's employment agreement.
(4)    Assumes outstanding stock awards that have not yet vested will immediately vest in the event the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason. The unvested stock award figure in the table reflects 678,200, 256,866, 268,771, 109,953, and 91,783 restricted shares for Messrs. Hansen, Stanner, Aniszewski, Eng and Ruiz, respectively, based on the closing common stock price of $9.01 on the NYSE as of December 31, 2020. The totals in the table for Messrs. Hansen and Stanner are not representative of the potential payouts under their current employment agreements effective January 15, 2021, as described under "Leadership Transition".
(5)    The employment agreements with our named executive officers do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that the executive officer will receive the total or unreduced benefits. The totals in the table for Messrs. Hansen and Stanner are not representative of the potential payouts under their current employment agreements effective January 15, 2021, as described under "Leadership Transition".

AUDIT COMMITTEE REPORT

The Audit Committee (“Audit Committee”) of the Board of Directors (“Board”) of Summit Hotel Properties, Inc. (“Company”) oversees the Company’s financial reporting process on behalf of the Board, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (“Annual Report”), and discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and discussed and received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. As a result of travel and other restrictions stemming from the COVID-19 pandemic, the Audit Committee met once in person and six times telephonically in 2020, with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the Securities and Exchange Commission (“SEC”) and the release to the public of its quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 as amended (“Code”). The Audit Committee determined that the Company was in compliance with the Code for 2020.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young, LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2020, was in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the New York Stock Exchange (“NYSE”).

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. The Board has identified Bjorn R. L. Hanson, Jeffrey W. Jones, Kenneth J. Kay and Hope S. Taitz as “audit committee financial experts” within the meaning of the SEC rules.

Audit Committee of the Board:
Jeffrey W. Jones (Chair)
Bjorn R. L. Hanson
Kenneth J. Kay
Hope S. Taitz

March 26, 2021

Fee Disclosure

The following is a summary of the fees billed to the Company by EY, the Company’s current independent registered public accounting firms for professional services rendered for the years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Audit Fees	$921,250	$954,250
Audit-Related Fees	4,421	6,600
Tax Fees	38,625	34,505
All Other Fees	—	—
Total	$964,296	$995,355

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the annual consolidated financial statements, review of the interim consolidated financial statements, review of registration statements, and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees”.

Pre-Approval Policy

All fees for audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by EY in 2020 were compatible with the maintenance of EY's independence in the conduct of its auditing functions. All of the fees paid to EY in 2019 and 2020 that are described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock, as of March 19, 2021, for each stockholder that is known by us to be the beneficial owner of more than five percent of our common stock based upon filings made with the SEC by such stockholders. The percentages shown in this table have been calculated by us based on 105,708,787 shares of our common stock outstanding as of March 5, 2021.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(2)
BlackRock, Inc.(3)	19,461,679	18.41%
The Vanguard Group, Inc.(4)	14,273,291	13.50%
State Street Corporation(5)	5,744,483	5.43%

(1)    The number of shares of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of shares of our common stock held by the stockholders who filed statements of beneficial ownership pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D thereunder, as described in other footnotes to this table, is current as of the date of the filing of each such stockholder’s statement.
(2)    Percentages calculated on the basis of the amount of outstanding common stock, excluding securities held by or for the account of the Company or our subsidiaries, plus common stock deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.
(3)    Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”), with the SEC on January 25, 2021. BlackRock had sole voting power over 19,461,679 shares and sole dispositive power over 19,872,318 shares. BlackRock has its principal business office at 55 East 52nd Street, New York, NY 10055.
(4)    Based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard Group”), with the SEC on February 10, 2021. Vanguard Group has shared voting power over 321,455 shares, sole dispositive power over 13,951,836 shares and shared dispositive power over 408,972 shares. Vanguard Group has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.
(5)    Based on a Schedule 13G filed by State Street Corporation ("State Street"), with the SEC on February 11, 2021. State Street has shared voting power over 5,116,422 shares and shared dispositive power over 5,744,483 shares. State Street has its principal business office at One Lincoln Street, Boston, MA 02111.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of March 19, 2021, for each of our named executive officers, each of our directors and all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of All Shares(2)
Daniel P. Hansen(3)	1,446,658	1.36%
Craig J. Aniszewski(4)	573,119	*
Jonathan P. Stanner(4)	528,715	*
Christopher R. Eng(4)	210,678	*
Paul Ruiz(4)	175,846	*
Thomas W. Storey	131,817	*
Bjorn R. L. Hanson	74,720	*
Jeffrey W. Jones	61,292	*
Kenneth J. Kay	61,292	*
Hope S. Taitz	38,209	*
All directors and executive officers as a group (10 persons)	3,302,346	3.10%

*    Represents less than one percent of the outstanding shares of common stock.

(1)    Unless otherwise indicated in the following footnotes, each person has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person. The address of each named person is Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738.
(2)    Based on shares of our common stock issued and outstanding as of March 19, 2021. The total number of shares of our common stock outstanding used in calculating this percentage assumes that all shares of our common stock that each person has the right to acquire within 60 days of March 19, 2021, (pursuant to the exercise of stock options or upon the redemption of common units) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
(3)    Includes (i) unvested restricted shares of our common stock issued under our Equity Incentive Plan, and (ii) 557,544 shares held through family company. No shares noted herein are pledged as security.
(4)    Includes unvested restricted shares of our common stock issued under our Equity Incentive Plan. No shares noted herein are pledged as security.

RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all related person transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) our Company or one of our subsidiaries will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The Nominating and Corporate Governance Committee may deem certain related person transactions to be pre-approved.

Related Person Transactions

There were no related person transactions in 2020.

OTHER INFORMATION

Discretionary Voting Authority

We do not anticipate that any matter other than the proposals set out in this proxy statement will be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their discretion.

Stockholder Proposals and Director Nominations for the 2022 Annual Meeting of Stockholders

Requirements for Proposals to be Considered for Inclusion in Proxy Materials

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2022 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than November 26, 2021, the date 120 calendar days before the first anniversary of the date of this proxy statement and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2022 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2022 annual meeting of stockholders. Proposals should be mailed to our Secretary at the following address:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Secretary

Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations

Stockholders who wish to nominate persons for election to the Board at the 2022 annual meeting of stockholders or who wish to present a proposal at the 2022 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than October 27, 2021 and no later than November 26, 2021 (provided, however, that if the 2022 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2022 annual meeting of stockholders and no later than the later of the 120th day prior to the date of the 2022 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2022 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2022 annual meeting of stockholders. A stockholder’s written notice should be sent to our Secretary at the following address:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Secretary

Requests for Annual Report

A copy of our Annual Report, including the consolidated financial statements and the financial statement schedules, may be obtained at our website at www.shpreit.com. If you would like to receive a complimentary copy of our Annual Report, please submit a written request to:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Investor Relations

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Austin, Texas
March 26, 2021

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D41076-P51093 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUMMIT HOTEL PROPERTIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Daniel P. Hansen	☐	☐	☐
1b. Bjorn R.L. Hanson	☐	☐	☐
1c. Jeffrey W. Jones	☐	☐	☐
1d. Kenneth J. Kay	☐	☐	☐
1e. Jonathan P. Stanner	☐	☐	☐
1f. Thomas W. Storey	☐	☐	☐
1g. Hope S. Taitz	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratify the appointment of ERNST & YOUNG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
3. Approve an advisory (non-binding) resolution on executive compensation.	☐	☐	☐
4. Approve an amendment and restatement of our 2011 Equity Incentive Plan to, among other things, increase the number of shares that may be issued thereunder.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D41077-P51093

SUMMIT HOTEL PROPERTIES, INC.
Annual Meeting of Stockholders
May 13, 2021
9:00 AM CENTRAL TIME
This proxy is solicited by the Board of Directors

The stockholder (the "Stockholder") of SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the "Company"), hereby appoints Jonathan P. Stanner and Christopher R. Eng, or either of them, as proxies, each with the power to appoint his substitute, to attend the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 AM, CENTRAL TIME on May 13, 2021, at the Company's corporate office located at 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738, and at any adjournments or postponements thereof, to cast on behalf of the Stockholder all the votes that the Stockholder is entitled to cast at the Annual Meeting and to otherwise represent the Stockholder at the Annual Meeting. The Stockholder hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the Stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

APPENDIX A

SUMMIT HOTEL PROPERTIES, INC.

2011 EQUITY INCENTIVE PLAN

As Amended And Restated Effective
May 13, 2021

Section    Page

Article I DEFINITIONS	1
1.01. Affiliate	1
1.02. Agreement	1
1.03. Award	1
1.04. Board	1
1.05. Change in Control	2
1.06. Code	3
1.07. Committee	3
1.08. Common Stock	3
1.09. Company	3
1.10. Control Change Date	3
1.11. Corresponding SAR	3
1.12. Dividend Equivalent Right	4
1.13. Effective Date	4
1.14. Exchange Act	4
1.15. Fair Market Value	4
1.16. Incentive Award	4
1.17. Initial Value	4
1.18. LTIP Unit	5
1.19. Non-Employee Director	5
1.20. Operating Partnership	5
1.21. Option	5
1.22. Other Equity-Based Award	5
1.23. Participant	5
1.24. Performance Goal	6
1.25. Performance Units	6
1.26. Plan	6
1.27. REIT	6
1.28. SAR	7
1.29. Stock Award	7
1.30. Ten Percent Shareholder	7
Article II PURPOSES	7
Article III ADMINISTRATION	7
Article IV ELIGIBILITY	8
Article V COMMON STOCK SUBJECT TO PLAN	8
5.01. Common Stock Issued	8
5.02. Aggregate Limit	9
5.03. Reallocation of Shares	9
5.04. Individual Limitations	10
Article VI OPTIONS	10
6.01. Award	10
6.02. Option Price	10

6.03. Maximum Option Period	10
6.04. Nontransferability	11
6.05. Transferable Options	11
6.06. Employee Status	11
6.07. Exercise	11
6.08. Payment	12
6.09. Shareholder Rights	12
6.10. Disposition of Shares	12
Article VII SARS	13
7.01. Award	13
7.02. Maximum SAR Period	13
7.03. Nontransferability	13
7.04. Transferable SARs	13
7.05. Exercise	14
7.06. Employee Status	14
7.07. Settlement	14
7.08. Shareholder Rights	15
Article VIII STOCK AWARDS	15
8.01. Award	15
8.02. Vesting	15
8.03. Employee Status	15
8.04. Shareholder Rights	15
Article IX PERFORMANCE UNIT AWARDS	16
9.01. Award	16
9.02. Earning the Award	16
9.03. Payment	16
9.04. Shareholder Rights	16
9.05. Nontransferability	17
9.06. Transferable Performance Units	17
9.07. Employee Status	17
Article X OTHER EQUITY–BASED AWARDS	17
10.01. Award	17
10.02. Terms and Conditions	17
10.03. Payment or Settlement	18
10.04. Employee Status	18
10.05. Shareholder Rights	18
Article XI INCENTIVE AWARDS	19
11.01. Award	19
11.02. Terms and Conditions	19
11.03. Nontransferability	19
11.04. Employee Status	19
11.05. Settlement	19
11.06. Shareholder Rights	19
Article XII ADJUSTMENT UPON CHANGE IN COMMON STOCK	20

Article XIII COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES	20
Article XIV GENERAL PROVISIONS	21
14.01. Effect on Employment and Service	21
14.02. Unfunded Plan	21
14.03. Rules of Construction	21
14.04. Withholding Taxes	21
14.05. REIT Status	22
14.06. Elections Under Section 83(b)	22
Article XV CHANGE IN CONTROL	22
15.01. Impact of Change in Control.	22
15.02. Assumption Upon Change in Control.	22
15.03. Cash-Out Upon Change in Control.	23
15.04. Limitation of Benefits	23
Article XVI AMENDMENT	25
Article XVII DURATION OF PLAN	25
Article XVIII EFFECTIVE DATE OF PLAN	26

ARTICLE I
DEFINITIONS
1.01.    Affiliate
Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

1.02.    Agreement
Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.
1.03.    Award
Award means any Option, SAR, Stock Award, Performance Unit award, Other Equity-Based Award or Incentive Award.
1.04.    Board
Board means the Board of Directors of the Company.

1

1.05.    Change in Control
“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:

  (1) any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of outstanding Company securities;

 (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3), or (4) of this Section 1.05 or (B) a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation in which the holders of Company voting securities immediately before the merger or consolidation continue to own more than 50% of the combined voting power of the Company or the surviving entity in the merger or consolidation or any parent thereof outstanding immediately after such merger or consolidation; or

(4) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common stock of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.

2

If a change in control constitutes a payment event with respect to any Option, SAR, Stock Award, Performance Unit or Other Equity-Based Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in (1), (2), (3) or (4) above, as applicable, constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).
1.06.    Code
Code means the Internal Revenue Code of 1986, and any amendments thereto.
1.07.    Committee
Committee means the Compensation Committee of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more non-employee members of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any exchange or automated quotation system on which the Common Stock is listed, traded or quoted; provided , that any action taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the foregoing requirements or otherwise provided in any charter of the Committee. If there is no Compensation Committee, then “Committee” means the Board; and provided, further that with respect to awards made to a Non-Employee Director, “Committee” means the Board.
1.08.    Common Stock
Common Stock means the common stock, par value $0.01 per share, of the Company.
1.09.    Company
Company means Summit Hotel Properties, Inc., a Maryland corporation.
1.10.    Control Change Date
Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.
1.11.    Corresponding SAR
Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

3

1.12.    Dividend Equivalent Right
Dividend Equivalent Right means the right, subject to the terms and conditions prescribed by the Committee, of a Participant to receive (or have credited) cash, shares or other property in amounts equivalent to the cash, shares or other property dividends declared on shares of Common Stock with respect to specified Performance Units or units denominated in shares of Common Stock or other Company securities subject to an Other Equity-Based Award, as determined by the Committee, in its sole discretion. Dividend Equivalent Rights payable on a Performance Unit award or units denominated in shares of Common Stock or other Company securities subject to an Other Equity-Based Award that does not become nonforfeitable solely on the basis of continued employment or service shall be accumulated and distributed, without interest, only when, and to the extent that, the underlying award is vested or earned. The Committee may provide that Dividend Equivalents (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.
1.13.    Effective Date
Effective Date means June 15, 2015.
1.14.    Exchange Act
Exchange Act means the Securities Exchange Act of 1934, as amended.
1.15.    Fair Market Value
Fair Market Value means, on any given date, the reported “closing” price of a share of Common Stock on the New York Stock Exchange for such date or, if there is no closing price for a share of Common Stock on the date in question, the closing price for a share of Common Stock on the last preceding date for which a quotation exists. If, on any given date, the Common Stock is not listed for trading on the New York Stock Exchange, then Fair Market Value shall be the “closing” price of a share of Common Stock on such other exchange on which the Common Stock is listed for trading for such date (or, if there is no closing price for a share of Common Stock on the date in question, the closing price for a share of Common Stock on the last preceding date for which such quotation exists) or, if the Common Stock is not listed on any exchange, the amount determined by the Committee using any reasonable method in good faith and in accordance with the regulations under Section 409A of the Code.
1.16.    Incentive Award
Incentive Award means an award awarded under Article XI which, subject to the terms and conditions prescribed by the Committee, entitles the Participant to receive a payment from the Company or an Affiliate.
1.17    Initial Value
Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per

4

share of Common Stock as determined by the Committee on the date of grant; provided, however, that the price shall not be less than the Fair Market Value on the date of grant. Except as provided in Article XII, without the approval of shareholders, (a) the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) and (b) no payment may be made to cancel an outstanding SAR if on the date of such amendment, cancellation, new grant or payment the Initial Value exceeds the Fair Market Value.
1.18.    LTIP Unit
LTIP Unit means an “LTIP Unit” as defined in the Operating Partnership’s partnership agreement. An LTIP Unit granted under this Plan represents the right to receive the benefits, payments or other rights in respect of an LTIP Unit set forth in that partnership agreement, subject to the terms and conditions of the applicable Agreement and that partnership agreement.
1.19.    Non-Employee Director
Non-Employee Director means a member of the Board who is not an employee of the Company or an Affiliate.
1.20.    Operating Partnership
Operating Partnership means Summit Hotel OP, LP, a Delaware limited partnership.
1.21.    Option
Option means a share option that entitles the holder to purchase from the Company a stated number of Common Stock at the price set forth in an Agreement.
1.22.    Other Equity-Based Award
Other Equity-Based Award means any award other than an Option, SAR, a Performance Unit award or a Stock Award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive Common Stock or rights or units valued in whole or in part by reference to, or otherwise based on, Common Stock (including securities convertible into Common Stock) or other equity interests including LTIP Units.
1.23.    Participant
Participant means an employee or officer of the Company or an Affiliate, a member of the Board, or an individual who provides bona fide services to the Company or an Affiliate (including an individual who provides services to the Company or an Affiliate by virtue of employment with, or providing services to, the Operating Partnership), and who satisfies the requirements of Article IV and is selected by the Committee to receive an Award.

5

1.24.    Performance Goal
Performance Goal means a performance objective that is stated with reference to one or more of the following, alone or in combination: (i) FFO or FFO per share; (ii) adjusted FFO or adjusted FFO per share; (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iv) adjusted EBITDA; (v) hotel or property EBITDA; (vi) return on equity; (vii) return on capital or invested capital; (viii) total earnings; (ix) earnings per share; (x) earnings growth; (xi) Fair Market Value; (xii) volume weighted average Fair Market Value; (xiii) appreciation in Fair Market Value; (xiv) revenue per available room; (xv) total return or total shareholder return; (xvi) revenues; (xvii) cash flow or cash flow per share; (xviii) operating income; (xix) operating margins; (xx) gross or net profit, EBITDA or hotel EBITDA margins or any of the foregoing on an adjusted basis; (xxi) dividends paid or payable; (xxii) cash or funds available for distribution, including on an adjusted or on a per share basis; (xxiii) level of expenses, including capital expenses or corporate overhead expenses; (xxiv) acquisition or disposition metrics; (xxv) revenue per available room growth in same store hotels; or (xxvi) debt or equity related metrics. A Performance Goal or objective may be expressed with respect to the Company, one or more Affiliates, one or more business units or one or more properties. A Performance Goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals and objectives, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. The Committee may also adjust the Performance Goals and objectives as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.
1.25.    Performance Units
Performance Units means an Award, in the amount determined by the Committee, stated with reference to a specified or determinable number of shares of Common Stock, that in accordance with the terms of an Agreement entitles the holder to receive a payment for each specified unit equal to the value of the Performance Unit on the date of payment.
1.26.    Plan
Plan means this Summit Hotel Properties Inc. 2011 Equity Incentive Plan, as amended and restated herein.
1.27.    REIT
REIT means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

6

1.28.    SAR
SAR means a share appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.
1.29.    Stock Award
Stock Award means Common Stock awarded to a Participant under Article VIII.
1.30.    Ten Percent Shareholder
Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company. An individual shall be considered to own any voting shares owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting shares owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.
ARTICLE II
PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining employees, directors and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, Performance Units, Other Equity-Based Awards and Incentive Awards in accordance with the Plan and any procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option (and shall be considered a nonstatutory option in the event, and to the extent, of such failure). The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.
ARTICLE III
ADMINISTRATION

    The Plan shall be administered by the Committee. The Committee shall have authority to grant SARs, Stock Awards, Performance Units, Options, Other Equity-Based Awards and Incentive Awards upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate. Such terms may include, but are not limited to, conditions

7

(in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of an Award. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award or Other Equity-Based Award may become transferable or nonforfeitable or the time at which an Other Equity-Based Award, an award of Performance Units or an Incentive Award may be settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan (including rules and regulations that require or allow Participants to defer the payment of benefits under the Plan); and to make all other determinations necessary or advisable for the administration of this Plan. The Committee’s determinations under the Plan (including without limitation, determinations of the individuals to receive awards under the Plan, the form, amount and timing of such awards, the terms and provisions of such awards and the Agreements) need not be uniform and may be made by the Committee selectively among individuals who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Other Equity-Based Award, Incentive Award or award of Performance Units. All expenses of administering this Plan shall be borne by the Company.

ARTICLE IV
ELIGIBILITY

Any employee of the Company or an Affiliate (including a trade or business that becomes an Affiliate after the adoption of this Plan) and any member of the Board is eligible to participate in this Plan. In addition, any other individual who provides significant services to the Company or an Affiliate (including an individual who provides services to the Company or an Affiliate by virtue of employment with, or providing services to, the Operating Partnership), is eligible to participate in this Plan if the Committee, in its sole discretion, determines that the participation of such individual is in the best interest of the Company.
ARTICLE V
COMMON STOCK SUBJECT TO PLAN

5.01.    Common Stock Issued
Upon the award of Common Stock pursuant to a Stock Award, an Other Equity-Based Award or in settlement of an Incentive Award or an award of Performance Units, the Company may deliver to the Participant shares of Common Stock from its treasury shares or authorized but unissued Common Stock. Upon the exercise of any Option, SAR or Other Equity-Based Award denominated in Common Stock, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its treasury shares or authorized but unissued Common Stock.

8

5.02.    Aggregate Limit
    (a)    The maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Options and SARs, the grant of Stock Awards or Other Equity-Based Awards and the settlement of Incentive Awards and Performance Units granted on and after the Effective Date is 3,956,347 shares. Other Equity-Based Awards granted on and after the Effective Date that are LTIP Units shall reduce the maximum aggregate number of shares of Common Stock that may be issued under this Plan on a one-for-one basis, i.e., each such unit shall be treated as an award of Common Stock. The issuance of shares of Common Stock under Awards granted before the Effective Date pursuant to the terms of the Plan as in effect prior to that date shall not reduce the maximum aggregate number of shares of Common Stock that may be issued under this Plan, as amended and restated herein, on and after the Effective Date.

    (b)    The maximum number of shares of Common Stock that may be issued under this Plan in accordance with Section 5.02(a) shall be subject to adjustment as provided in Article XII.

    (c)    All of the shares of Common Stock that may be issued under this Plan may be issued in the form of incentive stock options or Corresponding SARs that are related to incentive stock options.

5.03.    Reallocation of Shares
If after the Effective Date any Award or grant under the Plan (including LTIP Units) or any award granted under the Plan prior to its amendment and restatement herein (including LTIP Units) expires, is forfeited or is terminated without having been exercised or is paid in cash without delivery of Common Stock, then any shares of Common Stock covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such Award or grant and any forfeited, lapsed, cancelled or expired LTIP Units shall be available for the grant of other Options, SARs, Stock Awards, Other Equity-Based Awards and settlement of Performance Units and Incentive Awards under this Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Option or SAR shall not increase the number of shares available for future grants or Awards. Any shares of Common Stock tendered or withheld to satisfy tax withholding obligations pursuant to any Stock Award, Performance Unit award, Other Equity-Based Award or Incentive Award shall increase the number of shares available for future grants or Awards. In addition, the following shares may not again be made available for future grants or Awards under the Plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding SAR or Option or (ii) shares repurchased on the open market with the proceeds of an Option exercise price. If shares of Common Stock are issued in settlement of an SAR, the number of shares of Common Stock available under the Plan shall be reduced by the number of shares of Common Stock for which the SAR was exercised rather than the number of shares of Common Stock issued in settlement of the SAR. To the extent permitted by applicable law or the rules of any exchange on which the shares of Common Stock are listed for trading, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination

9

by the Company or any Affiliate shall not reduce the number of shares of Common Stock available for issuance under the Plan.
5.04.    Individual Limitations
Subject to adjustment as provided in Article XII, no Participant may be granted Awards (of any combination) in any calendar year with respect to, or covering, more than 750,000 shares of Common Stock or LTIP Units. Notwithstanding the preceding sentence, no Participant who is a Non-Employee Director may be granted Awards (of any combination) in any calendar year with respect to, or covering, more than 100,000 shares of Common Stock or LTIP Units. The preceding sentences shall not apply to Incentive Awards that are not denominated in shares of Common Stock or LTIP Units but no Participant may receive payments in any calendar year under any such Incentive Awards that exceed $5,000,000.
ARTICLE VI
OPTIONS
6.01.    Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards.
6.02.    Option Price
The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share of Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article XII, the Committee may not, without the prior approval of shareholders, seek to effect any re-pricing of any previously granted “underwater” Option by: (i) amending or modifying the terms of the Option to lower the exercise price; (ii) cancelling the underwater Option and granting either (A) replacement Options having a lower exercise price; or (B) SARs, Stock Awards, Performance Unit Awards or Other Equity-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater Options for cash or other securities. An Option will be deemed to be “underwater” at any time when then Fair Market Value of the shares covered by the award is less than the exercise price of the award.
6.03.    Maximum Option Period
The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option shall not be

10

exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.
6.04.    Nontransferability
Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
6.05.    Transferable Options
Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Notwithstanding the foregoing, an Option may not be transferred for consideration absent shareholder approval.
6.06.    Employee Status
For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.
6.07.    Exercise
Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. Except as provided in

11

Article XV and subject to the provisions of this Plan, an Option (other than an Option granted to a Non-Employee Director) shall not be fully exercisable before the third anniversary of the date of grant unless the Option will become exercisable on account of the achievement of performance objectives, including objectives stated with respect to one or more Performance Goals, in which case the Option shall not be fully exercisable before the first anniversary of the date of grant. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.
6.08.    Payment
Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, certified check, by tendering shares of Common Stock (or by attestation of ownership of Common Stock), by a broker-assisted cashless exercise or in such other form or manner acceptable to the Committee. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the date of exercise Fair Market Value of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.
6.09.    Shareholder Rights
No Participant shall have any rights as a shareholder with respect to the shares of Common Stock subject to an Option until the date of exercise of such Option. Dividend Equivalent Rights are prohibited in conjunction with Options.
6.10.    Disposition of Shares
A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the shares of Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

12

ARTICLE VII
SARS
7.01.    Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom SARs are to be granted and will specify the number of shares of Common Stock covered by such awards. No Participant may be granted Corresponding SARs (under the Plan and all plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.
7.02.    Maximum SAR Period
The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date of grant. In the case of a Corresponding SAR that is related to an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any SAR may provide that it has a term that is less than such maximum period.
7.03.    Nontransferability
Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
7.04.    Transferable SARs
Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this Section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities. Notwithstanding the foregoing, in no event may an SAR be transferred for consideration absent shareholder approval.

13

7.05.    Exercise
Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. Except as provided in Article XV and subject to the provisions of this Plan, an SAR (other than an SAR granted to a Non-Employee Director) shall not be fully exercisable before the third anniversary of the date of grant unless the SAR will become exercisable on account of the achievement of performance objectives, including objectives stated with respect to one or more Performance Goals, in which case the SAR shall not be fully exercisable before the first anniversary of the date of grant. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.
7.06.    Employee Status
If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.
7.07.    Settlement
At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, shares of Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof. Except as provided in Article XII, the Committee may not, without the prior approval of shareholders, seek to effect any re-pricing of any previously granted “underwater” SAR by: (i) amending or modifying the terms of the SAR to lower the Initial Value; (ii) cancelling the underwater SAR and granting either (A) replacement Options or SARs having a lower exercise price or Initial Value, as applicable; or (B) Stock Awards, Performance Unit Awards or Other Equity-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater SARs for cash or other securities. An SAR will be deemed to be “underwater” at any time when then Fair Market Value of the shares covered by the award is less than the Initial Value of the SAR.

14

7.08.    Shareholder Rights
No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of shares of Common Stock. Dividend Equivalent Rights are prohibited in conjunction with SARs.
ARTICLE VIII
STOCK AWARDS
8.01.    Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards.
8.02.    Vesting
The Committee, on the date of the award, shall prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted subject to the attainment of performance objectives, including objectives stated with reference to one or more Performance Goals. Except as provided in Article XV and subject to the provisions of this Plan, a Stock Award (other than a Stock Award granted to a Non-Employee Director) shall not become nonforfeitable in its entirety before the third anniversary of the date of grant unless the Stock Award will become nonforfeitable on account of the achievement of performance objectives, including objectives stated with respect to one or more Performance Goals, in which case the Stock Award shall not be entirely nonforfeitable before the first anniversary of the date of grant. The minimum vesting periods prescribed by the preceding sentence shall not apply to Stock Awards that are issued in connection with Awards granted or obligations created under the Plan before the Effective Date.
8.03.    Employee Status
In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or continuous service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.
8.04.    Shareholder Rights
Unless otherwise specified in accordance with the applicable Agreement, while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable, a Participant will have all rights of a stockholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a

15

Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares granted under the Stock Award are transferable and are no longer forfeitable.
ARTICLE IX
PERFORMANCE UNIT AWARDS
9.01.    Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an award of Performance Units is to be made and will specify the number of shares of Common Stock covered by such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Performance Units.
9.02.    Earning the Award
The Committee, on the date of the grant of an award, shall prescribe that the Performance Units will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Units, only upon the satisfaction of performance objectives, including objectives stated with reference to one or more Performance Goals or such other criteria as may be prescribed by the Committee. Except as provided in Article XV and subject to the provisions of this Plan, an award of Performance Units (other than Performance Units awarded to a Non-Employee Director) shall not be earned in its entirety before the first anniversary of the date of grant.
9.03.    Payment
In the discretion of the Committee, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of shares of Common Stock or a combination thereof. A fractional share of Common Stock shall not be deliverable when an award of Performance Units is earned, but a cash payment will be made in lieu thereof. The amount payable when an award of Performance Units is earned shall be paid in a lump sum.
9.04.    Shareholder Rights
A Participant, as a result of receiving an award of Performance Units, shall not have any rights as a shareholder until, and then only to the extent that, the award of Performance Units is earned and settled in Common Stock. After an award of Performance Units is earned and settled in shares of Common Stock, a Participant will have all the rights of a shareholder as described in Section 8.05.

16

9.05.    Nontransferability
Except as provided in Section 9.06, Performance Units granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Units shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
9.06.    Transferable Performance Units
Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Units may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Performance Units transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Performance Units during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Units except by will or the laws of descent and distribution. Notwithstanding the foregoing, in no event may a Performance Unit be transferred for consideration absent shareholder approval.
9.07.    Employee Status
In the event that the terms of any Performance Unit award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.
ARTICLE X
OTHER EQUITY–BASED AWARDS
10.01.    Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Other Equity-Based Award is to be made and will specify the number of shares of Common Stock or other equity interests (including LTIP Units) covered by such awards; provided, however, that the grant of LTIP Units must satisfy the requirements of the partnership agreement of the Operating Partnership as in effect on the date of grant. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Other Equity-Based Award.
10.02.    Terms and Conditions
The Committee, at the time an Other Equity-Based Award is made, shall specify the terms and conditions which govern the award. The terms and conditions of an Other Equity-Based Award may prescribe that a Participant’s rights in the Other Equity-Based Award shall be forfeitable, nontransferable or otherwise restricted for a period of time or subject to such other

17

conditions as may be determined by the Committee, in its discretion and set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in an Other Equity-Based Award shall be forfeitable or otherwise restricted subject to the attainment of performance objectives, including objectives stated with reference to one or more Performance Goals. Except as provided in Article XV and subject to the provisions of this Plan, an Other Equity-Based Award (other than an Other Equity-Based Award granted to a Non-employee Director) shall not become nonforfeitable in its entirety before the third anniversary of the date of grant unless the Other Equity-Based Award will become nonforfeitable on account of the achievement of performance objectives, including performance objectives stated with respect to one or more Performance Goals, in which case the Other Equity-Based Award shall not become nonforfeitable in its entirety before the first anniversary of the date of grant. Other Equity-Based Awards may be granted to Participants, either alone or in addition to other awards granted under the Plan, and Other Equity-Based Awards may be granted in the settlement of other Awards granted under the Plan.
10.03.    Payment or Settlement
Other Equity-Based Awards valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, shall be payable or settled in Common Stock, cash or a combination of Common Stock and cash, as determined by the Committee in its discretion; provided, however, that any shares of Common Stock that are issued on account of the conversion of LTIP Units into Common Stock shall not be issued under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan. Other Equity-Based Awards denominated as equity interests other than shares of Common Stock may be paid or settled in shares or units of such equity interests or cash or a combination of both as determined by the Committee in its discretion.
10.04.    Employee Status
If the terms of any Other Equity-Based Award provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.
10.05.    Shareholder Rights
A Participant, as a result of receiving an Other Equity-Based Award, shall not have any rights as a shareholder until, and then only to the extent that, the Other Equity-Based Award is earned and settled in shares of Common Stock.

18

ARTICLE XI
INCENTIVE AWARDS
11.01.    Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Incentive Award is to be made.
11.02.    Terms and Conditions
The Committee, at the time an Incentive Award is made, shall specify the terms and conditions that govern the award. Except as provided in Article XV and subject to the provisions of this Plan, the terms and conditions of an Incentive Award (other than an Incentive Award granted to a Non-Employee Director) shall prescribe that the Incentive Award shall be earned only to the extent that performance objectives, including objectives stated with respect to one or more Performance Goals, are achieved during a performance period of at least one year.
11.03.    Nontransferability
Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution.  No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
11.04.    Employee Status
If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.
11.05.    Settlement
An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, Common Stock or a combination of cash and Common Stock, as determined by the Committee.
11.06.    Shareholder Rights
No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or an Affiliate until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of shares of Common Stock.

19

ARTICLE XII
ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares of Common Stock as to which Options, SARs, Performance Units, Stock Awards, Incentive Awards and Other Equity-Based Awards may be granted, the individual grant limits prescribed by Section 5.04 and the terms of outstanding Stock Awards, Options, SARs, Performance Units, Incentive Awards and Other Equity-Based Awards shall be adjusted as the Board determines is equitably required in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its shareholders such as a stock dividend, extra-ordinary cash dividend, stock split-up, subdivision or consolidation of shares that affects the number or kind of shares of Common Stock (or other securities of the Company) or the Fair Market Value (or the value of other Company securities) and causes a change in the Fair Market Value of the Common Stock subject to outstanding awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XII by the Board shall be nondiscretionary, final and conclusive.
The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Performance Units, Stock Awards, Incentive Awards and Other Equity-Based Awards may be granted, the individual grant limits prescribed by Section 5.04 or the terms of outstanding Stock Awards, Options, SARs, Performance Shares or Other Equity-Based Awards.
The Committee may make Stock Awards and may grant Options, SARs, Performance Units, Incentive Awards or Other Equity-Based Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan, the terms of such substituted Stock Awards, SARs, Other Equity-Based Awards, Options, Incentive Awards or Performance Units shall be as the Committee, in its discretion, determines is appropriate.
ARTICLE XIII
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to

20

such compliance. Any certificate issued to evidence shares of Common Stock when a Stock Award is granted, a Performance Unit, Incentive Award or Other Equity-Based Award is settled or for which an Option or SAR is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Performance Unit shall be granted, no shares of Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.
ARTICLE XIV
GENERAL PROVISIONS

14.01.    Effect on Employment and Service
Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.
14.02.    Unfunded Plan
This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
14.03.    Rules of Construction
Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.
14.04.    Withholding Taxes
Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an award of Performance Units, SARs, Incentive Awards or Other Equity-Based Award) or a cash equivalent acceptable to the Committee. Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any minimum statutory federal, state, district or city withholding tax obligations also may be satisfied (a) by surrendering to the Company shares of Common Stock previously acquired by the Participant; (b) by authorizing the

21

Company to withhold or reduce the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Performance Unit award, Incentive Award or an Other Equity-Based Award (if applicable) or the grant or vesting of a Stock Award; or (c) by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the day the tax liability arises and the number of shares of Common Stock which may be withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the day preceding the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
14.05.    REIT Status
The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No award shall be granted or awarded, and with respect to any award granted under the Plan, such award shall not vest, be exercisable or be settled (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the common stock ownership limit or aggregate stock ownership limit prescribed by the Company’s Articles of Incorporation or Charter, as amended from time to time) or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.
14.06.    Elections Under Section 83(b)
No Participant may make and election under Section 83(b) of the Code with respect to the grant of any Award, the vesting of any Award, the settlement of any Award or the issuance of Common Stock under the Plan without the consent of the Company, which the Company may grant or withhold in its sole discretion.
ARTICLE XV
CHANGE IN CONTROL

15.01.    Impact of Change in Control.
If an Award is not assumed or replaced with a substitute award in accordance with Section 15.02, upon a Change in Control, the Committee is authorized to cause (i) outstanding Options and SARs to become fully exercisable, (ii) outstanding Stock Awards to become transferable and nonforfeitable and (iii) outstanding Performance Units, Incentive Awards and Other Equity-Based Awards to become earned and nonforfeitable in their entirety.
15.02.    Assumption Upon Change in Control.
In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Performance Unit, Incentive Award or Other Equity-Based Award shall be assumed by, or a

22

substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Stock Award, Performance Unit, Incentive Award or Other Equity-Based Award being assumed or substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original Award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.
15.03.    Cash-Out Upon Change in Control.
If an Award is not assumed or replaced with a substitute award in accordance with Section 15.02, upon a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Option, SAR, Stock Award, Performance Unit, Incentive Award and Other Equity-Based Award shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by shareholders in the Change in Control transaction or, in the case of an Incentive Award, the entire amount that can be paid under the Award (and, if the amount payable in settlement of an Incentive Award is based on the value of Common Stock, that value shall be the price per share received by shareholders for each share of Common Stock in the Change in Control transaction). Except as provided in the preceding sentence with respect to Incentive Awards, the amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by shareholders in the Change in Control exceeds the option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by shareholders for each share of Common Stock subject to a Stock Award, Performance Unit or Other Equity-Based Award or (iii) the value of the other securities or property in which the Performance Unit or Other Equity-Based award is denominated. If the option price or Initial Value exceeds the price per share received by shareholders in the Change in Control transaction, the Option or SAR may be cancelled under this Section 15.03 without any payment to the Participant.
15.04.    Limitation of Benefits
The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments (as hereinafter defined), that are subject to Code Sections 280G and 4999. As provided in this Section 15.04, the Parachute Payments will be reduced pursuant to this Section 15.04 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount (as hereinafter defined), than a Participant would receive absent a reduction.
The Accounting Firm (as hereinafter defined), will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

23

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.
The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.
As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 15.04, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 15.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 15.04 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay such amount to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.
For purposes of this Section 15.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 15.04, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 15.04, the term “Parachute Payment” means a payment that is

24

described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.
Nothing in this Section 15.04 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.
ARTICLE XVI
AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment materially increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article XII), (ii) the amendment materially increases the benefits accruing to Participants under the Plan, (iii) the amendment materially changes the class of individuals eligible to become Participants or (iv) the amendment is required to be approved by shareholders by the requirements of applicable law or under the New York Stock Exchange’s shareholder approval rules. For the avoidance of doubt, the Board may not (except pursuant to Article X) without the approval of shareholders (a) reduce the option price per share of an outstanding Option or the Initial Value of an outstanding SAR, (b) cancel an outstanding Option or outstanding SAR when the option price or Initial Value, as applicable, exceeds the Fair Market Value or (c) take any other action with respect to an outstanding Option or an outstanding SAR that may be treated as a repricing of the award under the rules and regulations of the New York Stock Exchange. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any outstanding award of Performance Shares, or under any Stock Award, Option or SAR outstanding at the time such amendment is made.
ARTICLE XVII
DURATION OF PLAN

No Stock Award, Performance Unit award, Option, SAR, Incentive Award or Other Equity-Based Award may be granted under this Plan after March 22, 2031. Stock Awards, Performance Unit awards, Options, SARs, Incentive Awards and Other Equity-Based Awards granted before such date shall remain valid in accordance with their terms.

25

ARTICLE XVIII
EFFECTIVE DATE OF PLAN

Options, Stock Awards, Performance Units, Incentive Awards and Other Equity-Based Awards may be granted under this Plan on and after the date that the Plan is adopted by the Board, provided that no award shall be exercisable, vested or settled unless, within twelve months after the Board’s adoption of the Plan, the Plan is approved by holders of a majority of the outstanding Common Stock entitled to vote and present or represented by properly executed and delivered proxies at a duly held shareholders’ meeting at which a quorum is present or by unanimous consent of the shareholders.

26